UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Apria, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 7, 2022

Apria, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40053	82-4937641
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7353 Company Drive

Indianapolis, Indiana 46237

(Address of Principal Executive Offices) (Zip Code)

(800) 990-9799

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	APR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 7, 2022, Apria, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Owens & Minor, Inc., a Virginia corporation (“Parent”), and StoneOak Merger Sub Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) with the Company surviving the Merger as an indirect, wholly owned subsidiary of Parent.

The Board of Directors of the Company (the “Board of Directors”) unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of the Company and its stockholders, and approved the Merger Agreement and the transactions contemplated thereby, and unanimously resolved to recommend that the Company’s stockholders adopt and approve the Merger Agreement and approve the Merger (the “Company Board Recommendation”).

At the effective time of the Merger (the “Effective Time”), each share of the Company’s common stock, par value $0.01 per share (“Company Common Stock”) (other than shares held by the Company (including shares held in treasury), Parent or any of their direct or wholly owned subsidiaries and shares owned by stockholders who have properly made and not waived, withdrawn or lost a demand for appraisal rights) will be converted into the right to receive $37.50 in cash (the “Merger Consideration”). Pursuant to the Merger Agreement, at the Effective Time, (i) each outstanding Company restricted stock unit, whether vested or unvested, will be cancelled in exchange for a cash payment, without interest and subject to withholding, based on the Merger Consideration, (ii) each outstanding Company performance stock unit, whether vested or unvested, will be cancelled in exchange for a cash payment, without interest and subject to withholding, based on the Merger Consideration and based on the attainment of applicable performance metrics at the greater of target or actual level of performance as of the date of the closing of the Merger (the “Closing Date”), as determined by the Board of Directors in good faith after reasonable consultation with Parent, (iii) (a) each outstanding vested Company long-term incentive plan award that is deemed earned in accordance with the terms of the applicable governing documents (after giving effect to the incremental vesting resulting from the Merger), as determined by the Board of Directors after reasonable consultation with Parent, will be cancelled in exchange for a cash payment, without interest and subject to applicable withholding, based on the Merger Consideration and (b) each outstanding unvested Company long-term incentive plan award (after giving effect to incremental vesting resulting from the Merger) will be cancelled for no consideration and (iv) each outstanding Company stock appreciation right, whether vested or unvested, will be cancelled in exchange for a cash payment, without interest and subject to withholding, equal to the total value of the payout that would have been earned in accordance with the terms of the applicable governing documents (including any previously unpaid dividends or dividend equivalents thereon, in accordance with such governing documents).

The parties’ obligations to effect the Merger are subject to the adoption of the Merger Agreement by the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock (the “Stockholder Approval”). Each of the parties’ obligation to effect the Merger is also subject to the satisfaction (or waiver, if permissible under applicable law) of the following conditions: (i) the absence of any order, judgment or injunction, among other things, that enjoins, makes illegal or otherwise prohibits the consummation of the Merger, (ii) expiration or early termination of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and (iii) other customary closing conditions, including the accuracy of the other party’s representations and warranties (subject to certain materiality qualifiers), and the other party’s compliance in all material respects with its obligations under the Merger Agreement. Parent’s obligation to effect the Merger is also subject to the satisfaction (or waiver, if permissible under applicable law) of the condition that, since the date of the Merger Agreement, there has not been any effect, change or event, among other things, that has had or would reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement) and is continuing as of the Closing Date.

Parent has obtained debt financing commitments to finance the transactions contemplated by the Merger Agreement and pay related fees and expenses pursuant to that certain commitment letter, dated as of January 7, 2021 (the “Commitment Letter”), between Parent and JPMorgan Chase Bank, N.A. Pursuant to the Commitment Letter, JPMorgan Chase Bank, N.A. has agreed to provide (x) committed acquisition debt financing in the form of a term loan B facility in an aggregate principal amount of $1.9 billion and (y) an increase to its revolving credit commitments under Parent’s existing credit agreement in an aggregate principal amount of $35 million (which existing credit agreement currently provides for borrowing capacity of $300 million). Pursuant to the Commitment Letter, JPM Morgan Chase Bank, N.A. has also agreed to, on a best efforts basis, arrange for an additional increase to the revolving credit commitments under Parent’s existing credit agreement in an aggregate principal amount of $65 million. The obligations of JPMorgan Chase Bank, N.A. to provide debt financing under the Commitment Letter are subject to a number of customary conditions.

The Merger Agreement contains representations and warranties customary for transactions of this type. The Company has agreed to various customary covenants and agreements, including, among others, (i) agreements to use commercially reasonable efforts to conduct its and its subsidiaries’ and affiliated entities’ businesses in the ordinary course of business during the period between the date of the Merger Agreement and the Effective Time and not to engage in certain kinds of transactions during this period, and (ii) to call a special meeting of its stockholders to adopt the Merger Agreement.

The Company has also agreed not to (i) solicit proposals relating to certain alternative transactions or (ii) participate in any discussions or negotiations regarding, or furnish any non-public information relating to the Company in connection with, any proposal for an alternative transaction, subject to certain exceptions to permit the Board of Directors to comply with its fiduciary duties. Notwithstanding these “no-shop” restrictions, prior to obtaining the Stockholder Approval, under specified circumstances, the Board of Directors may change the Company Board Recommendation in connection with an intervening event or in connection with a superior proposal (in which latter case the Company may also terminate the Merger Agreement to accept such superior proposal upon payment of the termination fee described below).

The Merger Agreement contains certain termination rights for the Company and Parent, including the right of the Company to terminate the Merger Agreement to accept a superior proposal, subject to specified limitations, and provides that, among other circumstances, upon termination of the Merger Agreement by the Company or Parent upon specified conditions in connection with the Company’s entry into a superior proposal, the Company will be required to pay Parent a termination fee of $41,970,000.

In addition to the foregoing termination rights, and subject to certain limitations, either party may terminate the Merger Agreement if the Merger is not consummated by July 7, 2022.

Simultaneously with the execution and delivery of the Merger Agreement, each of Apria Holdings, LLC, a Delaware limited liability company, John G. Figueroa and Daniel J. Starck (each, a “Supporting Company Stockholder”) entered into a support agreement with Parent and Merger Sub (each, a “Support Agreement”), pursuant to which such Supporting Company Stockholder agreed to vote its or his shares of Company Common Stock: (i) in favor of the adoption and approval of the Merger Agreement and the approval of the Merger; (ii) against certain acquisition proposals; and (iii) against any other action that is intended or could reasonably be expected to impede or interfere with or materially delay the Merger or the other transactions contemplated by the Merger Agreement. Each Supporting Company Stockholder will be prohibited from (i) soliciting proposals relating to certain alternative transactions or (ii) participating in any discussions or negotiations regarding, or furnish any non-public information relating to the Company in connection with, any proposal for an alternative transaction, to the same extent that the Company is prohibited from taking such actions under the Merger Agreement.

The Supporting Company Stockholders collectively own approximately 42.9% of the outstanding shares of Company Common Stock. Each of the Support Agreements terminates automatically, among other things, upon the termination of the Merger Agreement.

A copy of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, the representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of the specific dates therein, and were solely for the benefit of the parties to the Merger Agreement. The representations and warranties contained in the Merger Agreement may be subject to limitations agreed upon by the parties to the Merger Agreement and are qualified by information in confidential disclosure schedules provided in connection with the signing of the Merger Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement may be subject to a standard of materiality provided for in the Merger Agreement and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

If the Merger is consummated, the Company Common Stock will be delisted from The Nasdaq Stock Market LLC and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, attached hereto as Exhibit 2.1 to this Current Report on Form 8-K, which is incorporated into this Item 1.01 by reference.

Item 7.01.	Regulation FD Disclosure.

On January 10, 2022, the Company and Parent issued a joint press release announcing the transactions contemplated by the Merger Agreement. In light of the announcement of the transactions contemplated by the Merger Agreement, the Company will not hold a conference call for its fourth quarter and full year 2021 financial results. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section and shall not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding our expectations regarding the proposed Merger and the future performance and financial results of the Company’s business and other non-historical statements. Some of these statements can be identified by terms and phrases such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “trends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. The Company cautions readers of this communication that such “forward looking statements”, wherever they occur in this communication or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.”

Factors that could cause the Company’s actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the inability to complete the proposed Merger due to the failure to obtain approval of the Company’s stockholders for the proposed Merger or the failure to satisfy other conditions to completion of the proposed Merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed Merger; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed Merger; the effect of the announcement of the proposed Merger on the Company’s relationships with its customers, suppliers and other third parties, as well as its operating results and business generally; the risk that the proposed Merger will not be consummated in a timely manner; exceeding the expected costs of the Merger; risks related to the COVID-19 public health emergency, product and related recalls; the profitability of the Company’s capitation arrangements; renegotiation or termination of the Company’s contracts; reimbursements by payors; our reliance on relatively few vendors; competition in the home healthcare industry; the inherent risk of liability in the provision of healthcare services; and reductions in Medicare and Medicaid and commercial payor reimbursement rates.

Additional factors that could cause the Company’s actual outcomes or results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the period ended December 31, 2020 and Quarterly Reports on Form 10-Q for the periods ended June 30, 2021 and September 30, 2021, as such factors may be further updated from time to time in the Company’s other filings with the Securities and Exchange Commission (“SEC”). These reports are or will be accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Additional Information and Where to Find It

In connection with the proposed Merger, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement and other relevant documents. This filing does not constitute a solicitation of any vote or approval. Stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed Merger or incorporated by reference in the proxy statement because they will contain important information about the proposed Merger.

Investors will be able to obtain free of charge the proxy statement and other documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, the proxy statement and the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act are available free of charge through the Company’s website at www.apria.com. as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed Merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed Merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and a Current Report on Form 8-K filed on May 6, 2021.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of January 7, 2022, by and among the Company, Parent and Merger Sub

99.1	Joint Press Release of the Company and Parent, dated as of January 10, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APRIA, INC.

Date: January 10, 2022		/s/ Michael-Bryant Hicks
	Name:	Michael-Bryant Hicks
	Title:	Executive Vice President, General Counsel and Secretary

Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

OWENS & MINOR, INC.,

STONEOAK MERGER SUB INC.

and

APRIA, INC.

Dated as of January 7, 2022

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 7, 2022 (this “Agreement”), is by and among Owens & Minor, Inc., a Virginia corporation (“Parent”), StoneOak Merger Sub Inc., a Delaware corporation and an indirect, wholly owned Subsidiary of Parent (“Merger Sub”), and Apria, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 8.12.

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect, wholly owned Subsidiary of Parent;

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the Transactions are advisable and in the best interests of the Company and its stockholders, (ii) duly authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, (iii) declared the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions advisable, and (iv) resolved to recommend that the Company’s stockholders adopt and approve this Agreement and approve the Merger;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has unanimously duly authorized and approved the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions, and the Board of Directors of Merger Sub has declared this Agreement advisable, and the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and its sole stockholder to enter into this Agreement, (ii) approved this Agreement and the Transactions in accordance with the DGCL and (iii) adopted a resolution recommending that Parent, as the sole stockholder of Merger Sub, adopt and approve this Agreement and the Merger;

WHEREAS, Parent shall cause the sole stockholder of Merger Sub, in its capacity thereof, to approve and adopt this Agreement by written consent immediately following execution of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain holders of shares of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”), have delivered to Parent and Merger Sub a support agreement (each, a “Support Agreement”), dated as of the date hereof, providing that each such stockholder has, among other things, agreed to (i) vote all the shares of Company Common Stock beneficially owned by it in favor of the approval and adoption of this Agreement and the Merger; and (ii) support the Merger and the other Transactions, each on the terms and subject to the conditions set forth in the Support Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE TRANSACTIONS

SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger. The Company, as the surviving corporation after the Merger, is hereinafter referred to as the “Surviving Corporation”.

SECTION 1.02 Closing. The closing of the Merger (the “Closing”) shall take place electronically by exchange of the Closing deliverables, on the third (3rd) Business Day following the date on which the conditions set forth in Article VI (other than those conditions which by their terms are required to be satisfied or waived at the Closing but subject to the satisfaction or waiver of such conditions) have been satisfied or, if permissible, waived by the party entitled to the benefit of the same (in its sole discretion), or at such other place, time and date or manner as Parent and the Company may agree in writing; provided that if the Marketing Period has not ended at the time when the Closing would otherwise be required to occur pursuant to this Section 1.02, the Closing will occur on the earlier of (a) a Business Day before or during the Marketing Period specified by Parent on two (2) Business Days’ prior written notice to the Company and (b) the Business Day following the expiration of the Marketing Period (subject, in each case, to the satisfaction or waiver of all of the conditions set forth in Article VI (other than those conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions)), or at such other date and time as Parent and the Company shall mutually agree upon in writing; provided, further, that in no event shall the Closing occur less than three (3) Business Days after the conditions set forth in Article VI have been satisfied. The “Closing Date” shall be the date upon which the Closing occurs.

SECTION 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective at the time that the Certificate of Merger has been accepted for filing by the Secretary of State of the State of Delaware (the “Secretary of State”) or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of such Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.04 Effects of the Merger. The Merger shall have the effects provided in this Agreement, the Certificate of Merger and as set forth in the applicable provisions, including Section 259 of the DGCL.

SECTION 1.05 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Apria, Inc.,” and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law, in each case, subject to Section 5.06 hereof. The bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except references to the name of Merger Sub shall instead be references to the name of the Surviving Corporation) and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

SECTION 1.06 Directors and Officers of the Surviving Corporation. The parties hereto shall take all requisite action so that the directors and officers of Merger Sub as of immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES; EQUITY-BASED AWARDS

SECTION 2.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or any holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancelation of Certain Shares. All shares of Company Common Stock that are (i) held by the Company as treasury stock or owned by Parent or Merger Sub, in each case, as of immediately prior to the Effective Time will automatically be cancelled and extinguished without any conversion thereof or consideration paid therefor and (ii) owned by any direct or wholly owned Subsidiary of Parent (other than Merger Sub) or the Company shall be converted into such number of fully paid and non-assessable shares of common stock of the Surviving Corporation such that the ownership percentage of any such Subsidiary in the Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time, and any such shares of Company Common Stock shall automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor (collectively, the shares described in clauses (i) and (ii), the “Owned Company Shares”).

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than (i) Appraisal Shares to be treated in accordance with Section 2.07 and (ii) Owned Company Shares) shall be converted automatically into and shall thereafter represent only the right to receive $37.50 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) or non-certificated shares of Company Common Stock held in book entry form (each, a “Book Entry Share”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate or Book Entry Share in accordance with Section 2.02(b).

SECTION 2.02 Exchange of Certificates and Book Entry Shares.

(a) Paying Agent. Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, prior to the Closing Date shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). Pending its disbursement in accordance with this Section 2.02, the Exchange Fund shall be invested by the Paying Agent as directed by Parent in short-term direct obligations of the United States of America or short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest. Any interest and other income from such investments shall become part of the Exchange Fund held by the Paying Agent for purposes of paying the Merger Consideration, and any amounts in excess of the aggregate amount of the Merger Consideration payable pursuant to Section 2.01 shall be returned to the Surviving Corporation in accordance with Section 2.02(e). Parent shall or shall cause the Surviving Corporation to promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of shares of Company Common Stock to receive the Merger Consideration as provided herein.

(b) Payment Procedures. Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of shares of Company Common Stock (other than (i) Appraisal Shares to be treated in accordance with Section 2.07 and (ii) Owned Company Shares) (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book Entry Shares, as applicable, shall pass, in the case of Certificates, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions regarding delivery of an “agent’s message” with respect to Book Entry Shares) as Parent and the Company may reasonably agree in writing prior to the Closing Date) and (B) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for payment of the Merger Consideration as provided in Section 2.01(c). Upon (1) surrender of a Certificate for cancelation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the Paying Agent) or (2) in the case of Book Entry Shares, receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), the holder of such Certificate or Book Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book Entry Share, and the Certificate or Book Entry Share so surrendered shall forthwith be canceled; provided, with respect to any holder of record of Company Common Stock who provides such documentation and information prior to the Closing Date, the Paying Agent shall pay the Merger Consideration for each share of Company Common Stock for which such documentation and information has been provided as soon as reasonably practicable on or after the Closing Date. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book Entry Share is registered, it shall be a condition of payment that (x) the Certificate or Book Entry Share so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer, (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book Entry Share surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable, and (z) the respective holder and the Person requesting such payment represent and agree that such Person (or its tax owner) is the beneficial owner of such Merger Consideration for all Tax purposes. Until surrendered as contemplated by this Section 2.02, each Certificate and Book Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II.

(c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates or Book Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Book Entry Shares, and at the Effective Time, the stock transfer books of the Company shall be closed with respect to, and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of, the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that represented ownership of shares of Company Common Stock and Book Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.02(e), if, at any time after the Effective Time, Certificates and Book Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated by this Article II.

(e) Termination of Exchange Fund. At any time following the first (1st) anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) which has not been disbursed to holders of Certificates or Book Entry Shares, and thereafter such holders shall be entitled to look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article II.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

SECTION 2.03 Treatment of Equity-Based Awards. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions and take such other actions as may be required to provide that, immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(i) each Company RSU, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled, extinguished and of no further force or effect and shall be automatically converted into the right to receive, as the sole consideration for each share of Company Common Stock underlying such Company RSU, an amount in cash, without interest and subject to deduction for any required withholding under applicable Law, from Parent or the Surviving Corporation equal to the Merger Consideration (the “Company RSU Consideration”);

(ii) each Company PSU, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled, extinguished and of no further force or effect and shall be automatically converted into the right to receive, as the sole consideration for each share of Company Common Stock underlying such Company PSU, an amount in cash, without interest and subject to deduction for any required withholding under applicable Law, from Parent or the Surviving Corporation equal to the Merger Consideration, based on attainment of the applicable performance metrics at the greater of target or actual level of performance as of the Closing Date, as determined in good faith by the Board of Directors of the Company or a committee thereof in reasonable consultation with Parent prior to the Effective Time (the “Company PSU Consideration”);

(iii) (A) each vested Company LTIP Award that is outstanding immediately prior to the Effective Time (after giving effect to the incremental vesting resulting from the Closing, which shall be deemed to constitute a “Change of Control” for purposes of such Company LTIP Awards) shall be cancelled, extinguished and of no further force or effect and shall be automatically converted into the right to receive, as the sole consideration for each such Company LTIP Award, an amount in cash, without interest and subject to deduction for any required withholding under applicable Law, from Parent or the Surviving Corporation equal to (1) the number of shares of Company Common Stock represented by the Company LTIP Award deemed earned as of immediately prior to the Effective Time in accordance with the terms of the applicable governing documents (after giving effect to the incremental vesting resulting from the Closing as described above), as determined by the board of directors of the Company or a committee thereof after reasonable consultation with Parent prior to the Effective Time multiplied by (2) the Merger Consideration (the “Company LTIP Award Consideration”); and (B) any unvested portion of an Company LTIP Award that is outstanding immediately prior to the Effective Time after giving effect to the incremental vesting resulting from the Closing as described above shall be cancelled for no consideration in accordance with the terms of the applicable Company Stock Plan;

(iv) each Company SAR that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled, extinguished and of no further force or effect and shall be automatically converted into the right to receive, as the sole consideration for each such Company SAR, an amount in cash, without interest and subject to deduction for any required withholding under applicable Law, from Parent or the Surviving Corporation equal to the total value of the payout that would have been earned in accordance with the terms of the applicable governing documents (including any previously unpaid dividends or dividend equivalents thereon, in accordance with such governing documents) (collectively, the “Company SAR Consideration”). For the avoidance of doubt, each Company SAR with an exercise price per share equal to or greater than the Merger Consideration shall be cancelled for no consideration in accordance with the terms of the applicable Company Stock Plan.

Notwithstanding anything herein to the contrary, with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the Effective Time is not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Company Stock Plan that will not trigger a Tax or penalty under Section 409A of the Code.

SECTION 2.04 Payments with Respect to Equity-Based Awards. Promptly after the Effective Time (but in any event, with respect to (i) Company Equity Awards other than Company LTIP Awards, no later than the second (2nd) payroll date after the Effective Time and (ii) Company LTIP Awards no later than required under the terms of the applicable governing documents, including the applicable Company Stock Plan), subject to Section 2.08, the Surviving Corporation shall pay through its or its Affiliate’s payroll systems the Company RSU Consideration, Company PSU Consideration, Company LTIP Award Consideration and Company SAR Consideration due pursuant to Section 2.03.

SECTION 2.05 Company Actions. Prior to the Closing Date, the Company, the Board of Directors of the Company or, if appropriate, any committee thereof administering the Company Stock Plans shall adopt any resolutions and take any actions that are necessary to cause the Company Stock Plans to terminate at or prior to the Effective Time, if so requested by Parent no later than ten (10) Business Days prior to the Effective Time. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation shall be required to deliver shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Equity Awards.

SECTION 2.06 Adjustments. If between the date hereof and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Merger Consideration shall be appropriately adjusted to reflect such stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change.

SECTION 2.07 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead shall be canceled and shall represent the right to receive only those rights provided under Section 262 of the DGCL less any withholding or deduction required under any applicable Tax Law; provided, however, that if any such Person shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such Person to receive those rights under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and shall represent only the right to right to receive, the Merger Consideration as provided in Section 2.01(c), without interest thereon. To the extent any amounts are withheld under this Section 2.07 and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(b) The Company shall give prompt written notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock (as well as attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal), and Parent shall have the right to participate in, and after the Effective Time, direct all negotiations and Actions with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.08 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Parent, Merger Sub, the Company, the Surviving Corporation, their respective Affiliates and the Paying Agent shall be entitled to deduct and withhold from the amounts otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or under any provision of state, local or non-U.S. Tax Law. To the extent amounts are so withheld or deducted and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as (A) set forth in the confidential disclosure letter delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Article III to which it corresponds in number and each other section or subsection of this Article III to the extent that it is reasonably apparent on its face that such information, item or matter is relevant to such other section or subsection) or (B) expressly disclosed in any report, schedule, form, statement or other document (including exhibits) of the Company or any of its Subsidiaries filed with, or furnished to, the SEC and publicly available after December 31, 2019 and on or prior to 5:30 p.m. New York City time on January 6, 2022 (the “Filed Company SEC Documents”), other than any cautionary or forward-looking information in any such Filed Company SEC Document contained in the risk factors or forward-looking statements sections thereof (provided that nothing disclosed in the Filed Company SEC Documents shall be deemed to apply to, qualify or be a modification of, the representations and warranties set forth in Section 3.01 (Organization; Standing), Section 3.02(a) (Capitalization), and Section 3.03(a)-(b) (Authority; Noncontravention)):

SECTION 3.01 Organization; Standing.

(a) The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware, is in good standing with the Secretary of State and has all requisite corporate power and corporate authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the Company’s Organizational Documents are included in the Filed Company SEC Documents, and each as so made available is in full force and effect on the date of this Agreement.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization and has all requisite power and authority necessary to own or lease all of its properties and assets and to carry on its business as is it is now being conducted, except where the failure to be so organized, existing or in good standing or have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws (or similar Organizational Documents) of the Subsidiaries of the Company, in each case, as amended to the date of this Agreement, have been made available to Parent or are included in the Filed Company SEC Documents, and each as so made available is in full force and effect on the date of this Agreement. Section 3.01(b) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company as of the date of this Agreement and its jurisdiction of incorporation or organization.

SECTION 3.02 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000,000,000 shares of Company Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). At the close of business on January 5, 2022 (the “Capitalization Date”), (i) 35,522,472 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company as treasury stock, (iii) no shares of Company Preferred Stock were issued and outstanding, (iv) 3,910,639 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plan, (v) 276,794 shares of Company Common Stock were subject to Company RSUs, (vi) 88,916 shares of Company Common Stock were subject to outstanding Company PSUs (based on the target level performance) and 177,832 shares of Company Common Stock were subject to outstanding Company PSUs (based on the maximum level performance), (vii) 3,119,410 shares of Company Common Stock were subject to outstanding Company SARs (with a weighted average strike price of $6.13 per share, which are also subject to an aggregate of $377,053.99 in previously unpaid dividends or dividend equivalents thereon) and (viii) 96,282 shares of Company Common Stock were subject to outstanding Company LTIP Awards (based on the target level of performance) and 192,582 shares of Company Common Stock were subject to outstanding Company LTIP Awards (based on the maximum level performance). Since the Capitalization Date through the date hereof, neither the Company nor any of its Subsidiaries have (x) issued any Company Securities or incurred any obligation to make any payments based on the price or value of any Company Securities or (y) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of the Company’s capital stock.

(b) Except as described in this Section 3.02, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding subscription, options, warrants, rights, puts, calls, stock appreciation rights, profits interests, restricted or performance stock units, phantom stock or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests (including any Indebtedness of the Company or any of its Subsidiaries having the right to vote or convertible into, or exchangeable for, securities having the right to vote) in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, option, warrant, right, puts, calls, stock appreciation rights, profits interests, restricted or performance stock units, phantom stock, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company; and (v) no other outstanding obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any of the foregoing securities covered in clauses (i) through (iv) above (the items in clauses (i), (ii), (iii), (iv) and (v) being referred to collectively as “Company Securities”). There are no outstanding agreements of any kind which obligate the Company to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the cashless exercise of Company SARs or the withholding of taxes with respect to Company Equity Awards), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, call or rights of first refusal or similar rights with respect to any Company Securities. The Company is not a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Company Common Stock are, and all shares of Company Common Stock issued upon exercise of Company SARs or settlement of Company RSUs, Company PSUs or Company LTIP Awards will be when issued duly authorized and validly issued and are or will be, as applicable, fully paid, non-assessable and free of preemptive rights or similar right.

(c) Section 3.02(c) of the Company Disclosure Letter sets forth a true and complete list, as of the Capitalization Date, of all outstanding Company Equity Awards by holder, including (i) the type of award and number of shares of Company Common Stock related thereto (with Company PSUs and any other performance-based awards reflected at the target and maximum performance levels), (ii) the name of the Company Stock Plan under which the award was granted, (iii) the grant date, (iv) the exercise price and expiration date, as applicable, and (v) the applicable vesting schedule. Each Company SAR is in compliance in all material respects with all applicable Laws, and the per share exercise price of each Company SAR is equal to or greater than the fair market value of the underlying Company Common Stock on the date of grant.

SECTION 3.03 Authority; Non-contravention.

(a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and, subject to obtaining the Stockholder Approval, to perform its obligations hereunder and, assuming that the Transactions are consummated in accordance with the DGCL, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and, assuming that the Transactions are consummated in accordance with the DGCL and the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.10, the consummation by it of the Transactions, have been duly authorized by its Board of Directors and, except for obtaining the Stockholder Approval and filing with, and the acceptance of the Certificate of Merger by, the Secretary of State of the State of Delaware pursuant to the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exceptions”).

(b) The Board of Directors of the Company, at a meeting duly called and held, unanimously adopted resolutions (i) determining that the Transactions are advisable and in the best interests of the Company and its stockholders, (ii) approving and declaring advisable the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, (iii) resolving to recommend that the Company’s stockholders adopt and approve this Agreement and approve the Merger (such recommendation, the “Company Board Recommendation”), and (iv) assuming that the representations and warranties of Parent and Merger Sub set forth in Section 4.10 are correct, taken all necessary actions so that the restrictions in Takeover Laws are not applicable to the Company, Parent, Merger Sub or their Affiliates or their Subsidiaries, or this Agreement or the Transactions, which resolutions have not, except after the date hereof as permitted by Section 5.02, been subsequently rescinded, modified or withdrawn.

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, does or will (i) assuming the Stockholder Approval is obtained, conflict with or violate any provision of (A) the Company’s Organizational Documents or (B) the Organizational Documents of any of the Company’s Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.04 and the Stockholder Approval are obtained prior to the Effective Time, as applicable, and the filings referred to in Section 3.04 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, as applicable, (x) violate any Law or Judgment applicable to the Company or any of its Subsidiaries in any material respect, (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) or otherwise give rise to increased rights or rights of purchase under or accelerate the performance required by the Company or any of its Subsidiaries under any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement or understanding that is legally binding (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or any of its Subsidiaries’ obligations under any such Contract, in each case in any material respect or (z) result in the creation of any Lien (other than any Permitted Lien) on any material properties or assets of the Company or any of its Subsidiaries, except in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and would not reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions and the Merger on or before the Outside Date.

SECTION 3.04 Governmental Approvals. Except for (a) the filing with the Securities and Exchange Commission of a proxy statement relating to the Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”) by the Company, and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934 (the “Exchange Act”), (b) compliance with the rules and regulations of the NASDAQ, (c) the filing of the Certificate of Merger with the Secretary of State with the state of Delaware pursuant to the DGCL and of appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business, (d) filings and expiration or termination of the waiting period required under the HSR Act; and (e) compliance with any applicable state securities or blue sky laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and would not reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions and the Merger on or before the Outside Date.

SECTION 3.05 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Securities Act of 1933 and the rules and regulations promulgated thereunder (the “Securities Act”), or the Exchange Act since February 10, 2021 (collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the portions that are amended (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such Company SEC Documents has been amended or superseded by a later Company SEC Document filed prior to the date of this Agreement. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents and, to the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. None of the Company’s Subsidiaries (i) is required to file or furnish any documents with the SEC or any securities regulation (or similar) regime of a non-U.S. Governmental Authority or (ii) has any securities that are listed on either a U.S. or non-U.S. securities exchange.

(b) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments). Since February 10, 2021, subject to any applicable grace periods, the Company has been and is in material compliance with the applicable provisions of the Sarbanes-Oxley Act.

(c) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date hereof, to be reflected or reserved against on a consolidated balance sheet of the Company (including the notes thereto) except liabilities (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Company as of September 30, 2021 (the “Balance Sheet Date”) included in the Filed Company SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions; or (iv) as would not constitute a Material Adverse Effect.

(d) The Company has established and maintains, and at all times since February 10, 2021 has maintained, disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 or Rule 15d-15, as applicable, under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, that is required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officer within those entities, including during the periods in which the periodic reports required under the Exchange Act are being prepared. Since February 10, 2021, neither the Company nor to the Company’s Knowledge, the Company’s independent registered public accounting firm has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over and procedures related to financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case, which has not been subsequently remediated. The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ and has not, since February 10, 2021 received any notice from NASDAQ asserting any material noncompliance with such requirements.

SECTION 3.06 Absence of Certain Changes. Since December 31, 2020 through the date of this Agreement (a) except for the execution and performance of this Agreement and the discussions and negotiations related thereto, the business of the Company and its Subsidiaries has been carried on and conducted in the ordinary course of business in all material respects (other than in connection with modifications, suspensions and/or alterations of operations resulting from, or determined by the Company to be advisable and reasonably necessary in response to or in connection with COVID-19 or any COVID-19 Measures to the extent such modifications, suspensions and/or alterations of operations have not had a material adverse impact on the Company’s operations) and (b) there has not been any Material Adverse Effect or any event, change or occurrence that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since the Balance Sheet Date to the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of the covenants set forth in Section 5.01(a).

SECTION 3.07 Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no, and has not been since January 1, 2019, any, (a) pending or, to the Company’s Knowledge, threatened legal or administrative claim, audit, arbitration, proceeding, suit, charge, claim, complaint, arbitration or action (each, an “Action”) by or against the Company or any of its Subsidiaries; (b) outstanding order, judgment, injunction, ruling, writ, stipulation, settlement, award, finding, determination or decree of any Governmental Authority (each, a “Judgment”) imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority; (c) settlements to which the Company or any of its Subsidiaries is a party or by which any of its assets are bound or (d) to the Company’s Knowledge, investigation or review pending or threatened by any Governmental Authority with respect to the Company or any of its Subsidiaries.

SECTION 3.08 Compliance with Laws; Permits.

(a) The Company and each of its Subsidiaries are, and since January 1, 2019 have been, in compliance, in all material respects, with all laws (whether foreign, federal, state, provincial, local, municipal, multinational common or otherwise), including health statutes, treaties, ordinances, codes, acts, constitutions, conventions, executive orders, decrees, rules or regulations enacted, adopted or promulgated by an Governmental Authority (collectively, “Laws”) or Judgments applicable to the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries hold, and are in compliance with, all Healthcare Permits, FDA or state registrations, Regulatory Authorizations, licenses, franchises, permits, consents, waivers, exemptions, registrations, clearances, certificates, approvals and other authorizations issued from Governmental Authorities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses as currently conducted.

(b) Each material Permit is and has been at all times since January 1, 2019 in full force and effect, and will continue to be so following the Closing. The consummation of the Transactions, in and of itself, would not cause the suspension, revocation or cancellation of any material Permit and no consent, approval, authorization of, registration, declaration or filing with or notice to any Governmental Authority regarding any material Permit will be required in connection with the consummation of the Transactions. To the Knowledge of the Company, the Company has not received any notice or other written communication from any Governmental Authority or any other Person regarding any actual, alleged, or potential violation of, or failure to comply with, revocation, withdrawal, suspension, cancellation, termination or material adverse modification (excluding renewal notifications) of any Permit.

SECTION 3.09 Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) The Company and each of its Subsidiaries have prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all income and other material Tax Returns required to be filed by any of them, and all such filed Tax Returns are true, correct, accurate and complete in all material respects.

(b) All Taxes of the Company and its Subsidiaries (whether or not shown to be due on any Tax Returns) have been timely paid in full.

(c) No federal, state, local or non-U.S. Tax audits, examinations, investigations or administrative or judicial Tax proceedings are being conducted or pending, proposed or have been threatened in writing against the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has received written questionnaire or notice of any audits, examinations, investigations, proposed adjustments, claims or other proceedings from any taxing authority. No deficiency for material Taxes has been assessed or asserted in writing by any Governmental Authority against the Company or any of its Subsidiaries, except for deficiencies which have been finally settled, withdrawn or satisfied by payment in full. No claim has been made in writing by any taxing authority in a jurisdiction where the Company and/or its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction in any taxable period.

(d) There are no Liens for material Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(e) During the two (2)-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock occurring during the two (2)-year period ending on the date of this Agreement that was intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provision of state, local or foreign Law).

(f) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company) or any other affiliated, controlled, fiscal, combined, unitary or aggregate group (other than a group the common parent of which is or was the Company) for any Tax period, (ii) is a party to, or bound by, or has any obligation under, any Tax sharing, allocation, indemnification or similar contract other than customary Tax indemnity provisions contained in any commercial agreements entered into in the ordinary course of business that do not have a principal purpose of addressing Tax matters; (iii) has entered into a material closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or non-U.S. law), offer in compromise, ruling, technical advice memorandum or any similar agreement or ruling, in each case with or issued by any Governmental Authority that will have continued application to the Company following the Closing; or (iv) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign law), as an agent, a transferee or successor, by Contract or otherwise.

(g) Neither the Company nor any of its Subsidiaries has waived, extended, or requested a waiver or extension for, any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than any automatic extension of time to file any Tax Return obtained in the ordinary course of business).

(h) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provision of state, local or foreign law).

(i) The Company and each of its Subsidiaries have properly and timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any stockholder, employee, creditor, independent contractor or other third party. Section 3.09(i) of the Company Disclosure Letter sets forth the amount of any unpaid Taxes that otherwise would have been required to be remitted or paid in connection with amounts paid by the Company or any of its Subsidiaries, as applicable, to any Company Employee/Contractor but have been deferred as permitted under Section 2302 of the CARES Act. Neither the Company nor any of its Subsidiaries has deferred payment of any Taxes (including withholding Taxes) pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Authority (including the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, issued by the President of the United States).

(j) The Company and each of its Subsidiaries have not claimed any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act.

(k) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of applicable Tax Law) executed on or prior to the Closing Date; (ii) intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of applicable Tax Law); (iii) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (vi) election under Section 108(i) of the Code; (vii) gain recognition agreement; or (viii) election under Section 965(h) of the Code to defer the payment of any liability for income Taxes.

(l) All sales, use, value added and similar Taxes have been properly collected and remitted with respect to all sales made by the Company and each of its Subsidiaries to its customers in all material respects.

(m) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

SECTION 3.10 Employee Benefits.

(a) Section 3.10(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan, separated by jurisdiction. With respect to each Company Plan, the Company has made available to Parent true and complete copies (to the extent applicable) of (i) the current plan document or a written description, including all amendments and attachments thereto, or summary thereof if such plan is not in writing, (ii) the most recent financial statements, actuarial valuation report and annual report on Form 5500 (including all schedules and attachments) as filed with the IRS, (iii) the most recent IRS determination, advisory or opinion letter received, (iv) the most recent summary plan description, including all summaries of material modifications thereto, (v) each related insurance Contract, trust or other funding vehicle or a written description or summary thereof if such Contract, trust or other funding vehicle is not in writing; (vi) pending voluntary correction filings with any Governmental Authority and a description of any pending self-correction actions and (vii) any non-routine written correspondence with any Governmental Authority received since January 1, 2019.

(b) Each Company Plan has been established, maintained, administered, operated and funded in accordance, in all material respects, with its terms and in compliance, in all material respects, with all applicable Laws, including ERISA and the Code. Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has timely received a favorable advisory or determination letter from the IRS that it is currently entitled to rely upon or is entitled to rely upon a favorable opinion letter issued by the IRS, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any such Company Plan. With respect to each Company Plan, (i) there are no pending, or to the Company’s Knowledge, threatened or anticipated Actions or claims (other than routine claims for benefits) by, on behalf of or against or relating to any Company Plan or any trust or assets related thereto and (ii) no audit, investigation or other proceeding by a Governmental Authority is pending, or to the Company’s Knowledge, anticipated or threatened. Except as would not result in material liability to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has incurred, or is reasonably expected to incur, any liability under Section 4975, 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(c) No Company Plan is, and neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to, has any obligation to contribute to, or has any current or contingent liability or obligation (including on account of at any time being considered a single employer under Section 414 of the Code with any other Person) with respect to or under, (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); or (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (iii) a multiple employer plan as described in Section 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(d) No Company Plan provides, and neither the Company nor any of its Subsidiaries has any obligation to provide, benefits or coverage in the nature of health, welfare, life or disability insurance following retirement or other termination of employment or service or ownership, other than coverage or benefits required to be provided under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code, or any other similar state applicable Law and for which the recipient pays the full premium cost of coverage.

(e) Neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event (including any termination of employment) (i) entitle any current or former director, officer, employee, stockholder or other individual service provider of the Company or any of its Subsidiaries to any compensation, severance pay, unemployment compensation or any other payment (whether in the form of cash, property or the vesting of property) or benefit; (ii) accelerate the time of payment, funding or vesting or increase the amount of compensation or benefits due to any such current or former director, officer, employee or other individual service provider of the Company or any of its Subsidiaries; or (iii) cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under any Company Plan (through a grantor trust or otherwise).

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event (including any termination of employment), result in any “disqualified individual” receiving any “excess parachute payment” (each such term as defined in Section 280G of the Code).

(g) Each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated, maintained and administered, in form and operation, in compliance with Section 409A of the Code and the regulations thereunder, and no amount under any such Company Plan has been, is or is reasonably expected to be subject to the interest or additional tax set forth under Section 409A(a)(1)(B) of the Code.

(h) Neither the Company nor any of its Subsidiaries is a party to or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up, indemnification, reimbursement of or other payment for any Taxes, interest or penalties, including those imposed by Sections 409A or 4999 of the Code (or any corresponding provisions of state, local or non-U.S. Law relating to Tax).

(i) Without limiting the generality of the foregoing, (i) no Company Plan maintained by the Company or any of its Subsidiaries on behalf of current or former directors, officers, managers, employees or other service providers who reside or work primarily outside of the United States (each, a “Foreign Plan”) is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, gratuity or similar plan or arrangement, and (ii) no unfunded or underfunded liabilities exist with respect to any Foreign Plan.

SECTION 3.11 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries are a party to or bound by any CBA and no Company Employee is represented by any labor union, works council or other labor organization with respect to their employment with the Company or any Subsidiary. To the Company’s Knowledge, there are, and since January 1, 2019 have been, no activities or proceedings of any labor organization or Company Employee to organize any Company Employee. Since January 1, 2019, no demand for recognition as the bargaining representative of any Company Employee has been made by or on behalf of any labor organization or group of employees.

(b) There is no, and since January 1, 2019 has not been any, pending or, to the Company’s Knowledge, threatened strike, lockout, material slowdown, material work stoppage, unfair labor practice charge, labor-related arbitration, material grievance, or other material labor dispute against or affecting the Company or any of its Subsidiaries. Since January 1, 2019, neither the Company nor any of its Subsidiaries have taken any action that would trigger notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”).

(c) The Company and each of its Subsidiaries are, and since January 1, 2019 have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of I-9s and the proper confirmation of employee visas), harassment, discrimination and retaliation, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), workers’ compensation, labor relations, employee leave issues, affirmative action plan requirements and unemployment insurance.

(d) To the Company’s Knowledge, no current employee of the Company or any of its Subsidiaries with annual compensation at or above $275,000 has provided notice of their intent to terminate his or her employment prior to the one (1) year anniversary of the Closing.

(e) Since January 1, 2019, no Company Employee with a title of director or above has been the subject of any complaint of sexual harassment, sexual misconduct, sexual assault with respect to their employment/engagement with the Company, and neither the Company, any of its Subsidiaries nor any such individual has entered into any settlement agreement relating to allegations of sexual harassment, sexual misconduct or sexual assault allegations. To the Company’s Knowledge, the Company and each of its Subsidiaries have reasonably investigated all sexual harassment allegations made concerning any director or officer or supervisory or executive employee since January 1, 2019. Neither the Company nor any of its Subsidiaries reasonably expect any material liability with respect to any such allegations and is not aware of any allegations relating to Company Employee/Contractor, that, if known to the public, would bring the Company into material disrepute.

(f) To the Company’s Knowledge, no Company Employee/Contractor is in any material respect in violation of any term of any nondisclosure or confidentiality obligation, fiduciary duty, or noncompetition agreement or non-solicitation agreement or other restrictive covenant (i) owed to the Company or any of its Subsidiaries or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or its applicable Subsidiary.

(g) Neither the Company nor any of its Subsidiaries have otherwise experienced any material employment-related liability with respect to COVID-19.

SECTION 3.12 Environmental Matters . Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and each of its Subsidiaries are, and since January 1, 2019 have been, in compliance with all Environmental Laws, which compliance has included obtaining, maintaining and complying with all Permits required pursuant to Environmental Laws, (b) since January 1, 2019 (or earlier to the extent unresolved), neither the Company nor any of its Subsidiaries have received any written notice regarding any actual or alleged violation of or liability under any Environmental Law, (c) there is no, and has not been since January 1, 2019 any, Action under or pursuant to any Environmental Law or Permit required under any Environmental Law that is pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, (d) neither the Company nor any of its Subsidiaries is subject to any Judgment under which there are material uncompleted, outstanding or unresolved obligations on the part of the Company or any of its Subsidiaries, as the case may be, arising under Environmental Laws, (e) neither the Company nor any of its Subsidiaries have Released, disposed or arranged for the disposal of, transported, treated, stored, handled, manufactured, distributed, exposed any Person to, or owned or operated any property or facility contaminated by any Hazardous Substance, in each case so as to give rise to any liability (contingent or otherwise) for the Company or any of its Subsidiaries under any Environmental Law, (f) neither the Company nor any of its Subsidiaries have assumed, provided an indemnity with respect to or become subject to any material liability of any other Person relating to any Environmental Law and (g) the Company’s facilities in Connecticut are not “establishments” subject to the Connecticut Transfer Act and the NAICS code for the Company’s New Jersey locations is not subject to the New Jersey Industrial Site Recovery Act.

SECTION 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a true and complete list of all IP Registrations that are included in the Company Owned IP (collectively, the “Company Registrations”) which, in each case, specifies, as applicable, the owner(s) (including any co-owner(s)), application and patent or other registration numbers and dates, title and jurisdiction. Each Company Registration is subsisting and in full force and effect, and each issued or registered Company Registration, and to the Company’s Knowledge, is valid and enforceable except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company or one of its Subsidiaries solely owns all right, title and interest in and to all material Company Owned IP, free and clear of all Liens (other than Permitted Liens), and has the right to use, pursuant to a valid and enforceable license agreement, all other Intellectual Property material to the conduct of the business of the Company as currently conducted (collectively, the “Company IP”). As of the Closing, the Company or one of its Subsidiaries shall own or have the right to use all Company IP on the same terms and conditions pursuant to which the Company or one of its Subsidiaries owned or had the right to use such Company IP immediately prior to Closing, except in each case, where such failure to own or have the right to use would not be, individually or in the aggregate material to the operation of the Company as currently conducted. For clarity, none of the foregoing in this clause (b) shall be construed as a representation with respect to the non-infringement of any Intellectual Property of any Person.

(c) To the Company’s Knowledge, since January 1, 2019, neither the Company (including through any Company Employee/Contractor to the extent acting on the Company business’s behalf) nor the conduct of the Company’s business is or was infringing, misappropriating or otherwise violating the Intellectual Property of any other Person in any material respect. Since January 1, 2019, the Company and its Subsidiaries have not received any written complaint, notice or other communication, involving any (i) material allegation that the Company or any of its Subsidiaries or the conduct of the its business is or was infringing, misappropriating or otherwise violating any Intellectual Property of any other Person (including any demand from any Person to take a license or refrain from using any Intellectual Property) or (ii) material challenge to the ownership, use, validity, enforceability, patentability or registerability of any Company Owned IP, and with respect to each of the foregoing clauses (i) and (ii), to the Company’s Knowledge, there is no reasonable basis for any such Action and none has been threatened in writing since January 1, 2019.

(d) Since January 1, 2019, to the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating or has infringed, misappropriated or otherwise violated any Company Owned IP in any material respect.

(e) The Company and each of its Subsidiaries have taken reasonable and necessary measures to protect and maintain the validity of the Company Owned IP (including to maintain the confidentiality and value of its material confidential information), in all material respects.

(f) No academic institution, research center, international organization or Governmental Authority or any Person working for or on behalf of any of the foregoing entities (collectively, “Academic/Governmental Persons”) has any right, title or interest (including any “march in” or co-ownership rights) in or to any Company Owned IP that is material to the Company. No funding, IP, facilities, personnel or other resources of an Academic/Governmental Person has been used in connection with the reduction to practice or other creation of any Company Owned IP that is material to the Company.

SECTION 3.14 Data Protection; Company Systems.

(a) The Company and its Subsidiaries (and to the Company’s Knowledge, each Third-Party Data Service Provider, to the extent it impacts the Company and its Subsidiaries) (i) is, and has been since January 1, 2019, in compliance, in all material respects, with all Laws governing PII and all other Data Privacy and Security Requirements; (ii) to the Company’s Knowledge, has not been subject to any Security Incident; and (iii) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, has not since January 1, 2019 received, or otherwise been notified in writing of, any written complaints, notices, audits, proceedings, investigations or claims conducted or asserted by any Governmental Authority (or other Person, but excluding individual data subject requests and complaints in the ordinary course of business), regarding any violation of any Data Privacy and Security Requirements.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company Systems are in good working order and sufficient for the current conduct of the business of the Company and its Subsidiaries, and (ii) the Company and its Subsidiaries have purchased a sufficient number of license seats, and scope of rights, for all third party software used by the Company for its business as currently conducted and have complied with the terms of the corresponding agreements. The Company has since January 1, 2019 taken reasonable actions to protect the security and integrity of the Company Systems. Since January 1, 2019, there have been no material failures or breakdowns that have not been remedied in all material respects, with respect to the Company Systems (including any such failures or breakdowns which resulted in the unauthorized access to, or loss, corruption or alteration of any material data).

(c) The Company or one of its Subsidiaries (or Third-Party Data Service Providers working on their behalf) has possession of or control over, all of the Company’s and its Subsidiaries’ PII and other similar material confidential data and information processed by such Persons. To the Company’s Knowledge, the Company has obtained all consents and approvals that are necessary to use and disclose the PII in its possession and to the Company’s Knowledge, there is no unauthorized use by the Company or its Third-Party Service Providers of such PII. The Company and its Subsidiaries maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, and since January 1, 2019, such plans and procedures have been proven effective in all material respects after any testing.

SECTION 3.15 No Rights Agreement; Anti-Takeover Laws.

(a) The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b) Assuming the accuracy of the representations and warranties set forth in Section 4.10, and as a result of the approval by the Board of Directors of the Company referred to in Section 3.03(b), no other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) apply or will apply to the Company, this Agreement or the Transactions.

SECTION 3.16 Property.

(a) The Company does not own any real property.

(b) Section 3.16(b) of the Company Disclosure Letter sets forth the address and a complete and correct list of each Company Lease (including the date and name of the parties to each such Company Lease document) pursuant to which the Company or any of its Subsidiaries holds a leasehold or subleasehold estate or other right to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property subject to such Company Lease (the “Leased Property”). All buildings, structures, improvements, fixtures, building systems and equipment at each Leased Property are in good condition and repair, except as would not materially impair the use or occupancy of the applicable Leased Property in the operation of the business of the Company and its Subsidiaries as currently conducted thereon. The Company has a good and valid leasehold interest in each Company Lease, free and clear of all Liens and Encumbrances (other than Permitted Encumbrances).

(c) Except as set forth on Section 3.16(b), (i) the Company and its Subsidiaries’ possession and quiet enjoyment of the Leased Property under each Company Lease has not been disturbed, and to the Company’s Knowledge, there are no disputes with respect to any Company Lease, (ii) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Property or any portion thereof, and (iii) the Company has not collaterally assigned or granted any other security interest in any Company Lease or any interest therein.

(d) The Company and each of its Subsidiaries have good, valid and marketable title to, or a valid leasehold interest in, all of the material properties and material assets owned or leased by them, in each case free and clear of Liens and Encumbrances (other than Permitted Encumbrances), except as would not materially impair the existing use or value of the asset or property affected by such Lien, Encumbrance or imperfection in the operation of the business of the Company and its Subsidiaries, taken as a whole.

SECTION 3.17 Contracts.

(a) For purposes of this Agreement, “Material Contract” means any Contract (except for any Company Plan) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound:

(i) that relates to any joint venture, partnership, limited liability or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture, partnership or other equity investment in another Person;

(ii) that relates to commercialization, manufacturing, collaboration, co-promotion, discovery, development, profit sharing or other similar agreements or arrangements;

(iii) pursuant to which the Company or any of its Subsidiaries has any Indebtedness (excluding, for the avoidance of doubt, any supplier financing arrangements) in an amount in excess of $1,000,000 outstanding (or that may otherwise be incurred) in the aggregate;

(iv) that provides for the creation of any material Lien, other than a Permitted Lien, with respect to any asset (including IP or other intangible assets) material to the conduct of the business of the Company and its Subsidiaries as currently conducted, taken as a whole;

(v) (A) for the license of material Intellectual Property of a third party to the Company (other than (i) non-exclusive licenses of or grants of rights to Intellectual Property ancillary to commercial agreements entered into in the ordinary course of business and (ii) commercially available or off-the-shelf software that are generally available on nondiscriminatory pricing terms with an aggregate license fee of less than $1,000,000), (B) relating to the ownership or development of any material Company Owned IP, (C) providing a license of material Company Owned IP to a third party (other than non-exclusive licenses of or grants of rights to Intellectual Property ancillary to commercial agreements entered into in the ordinary course of business); and (D) materially affecting the ability of the Company to use or enforce (including consent-to-use or concurrent use or similar settlement agreements) any material Company Owned IP;

(vi) that is a settlement, conciliation or similar agreement which would require the Company or any of its Subsidiaries to pay any consideration in excess of $250,000 after the date of this Agreement or that impose any other material obligations upon the Company or any of its Subsidiaries after the date of this Agreement;

(vii) that is a collective bargaining agreement or other Contract with any labor union, labor organization or works council (each, a “CBA”);

(viii) that is a Contract that both (A) is not terminable upon thirty (30) days’ notice or less without any liability to the Company, and (B) provides for payments that are conditioned, in whole or in part, upon a change of control (or other similar event) of the Company;

(ix) that contains any (A) covenant that materially limits the ability of the Company or any of its Affiliates to engage in any line of business, to solicit or sell any product or other assets to any material potential or actual customer, to compete with any Person or operate at any geographic location, (B) “most favored nation” terms, including such terms for pricing, (C) any minimum purchase obligations, including for the purchase of product or materials to the extent such Contract is not terminable without penalty on ninety (90) days’ or shorter notice, or (D) terms providing for exclusive relations burdening the Company or any of its Affiliates, including, in each case of clauses (A) through (D), terms that, following the Closing, would so limit or impose obligations on Parent or any of its Affiliates (excluding the Company and its Subsidiaries);

(x) that contains a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, or offer for purchase or sale, as applicable, any (A) equity interests of any Person or (B) assets (excluding ordinary course commitments to purchase goods, products and off-the-shelf software) or businesses;

(xi) that contains any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person;

(xii) that (A) relates to the acquisition or disposition, directly or indirectly, of assets or capital stock or other equity interests (by merger or otherwise) of any Person or pursuant to which the Company or any of its Subsidiaries has continuing “earn out” or other contingent payment obligations after the date of this Agreement or (B) gives any Person the right to acquire any assets of the Company or any of its Subsidiaries after the date of this Agreement (other than acquisitions or dispositions of inventory, properties and other assets, in each case in the ordinary course of business);

(xiii) that is a Contract with (A) any sole-source supplier or (B) any supplier not covered by clause (A) that involved the payment of more than $5,000,000 in the Company’s last fiscal year;

(xiv) that indemnifies or holds harmless (A) any Person (excluding indemnities contained in agreements for the purchase, sale or license of products sold or rented by the Company or any of its Subsidiaries or indemnities in connection with the ordinary course licensing of technology or other Intellectual Property from vendors), which indemnity is material to the Company and its Subsidiaries, taken as a whole or (B) any director or executive officer of the Company or any of its Subsidiaries (other than any indemnification provisions set forth in the Organizational Documents of the Company or any of its Subsidiaries);

(xv) that requires any capital commitment or capital expenditure (or series of capital expenditures) by the Company or any of its Subsidiaries in an amount in excess of $250,000 individually or $500,000 in the aggregate;

(xvi) pursuant to which products are developed that would be co-owned by the Company or any of its Subsidiaries, on the one hand, and a third party, on the other hand;

(xvii) that is a Company Lease for the top 10 properties by annual rent;

(xviii) under which the Company or any of its Subsidiaries is obligated to make or receive payments in the future, including for the purchase of product or materials, in excess of $1,000,000 per annum;

(xix) that has been, is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; and

(xx) any commitment or arrangement to enter into any of the foregoing.

(b) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any Material Contract other than the Material Contracts (i) set forth on Section 3.17(a) of the Company Disclosure Letter or (ii) that are filed as exhibits to the Company SEC Documents. Except for Material Contracts filed as exhibits to the Company SEC Documents, true and complete copies of each Material Contract in effect as of the date of this Agreement, including all amendments, waivers and changes thereto, have been made available to Parent. Except with respect to any Contract that has previously expired in accordance with its terms, been terminated, restated or replaced, (A) each Material Contract is valid and binding on the Company and/or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (B) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where such nonperformance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (C) neither the Company nor any of its Subsidiaries has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries under any Material Contract, except where such default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (D) to the Knowledge of the Company, there are no events or conditions which constitute, or, after notice or lapse of time or both, would constitute a default on the part of any counterparty under such Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (E) the Company has not received any notice in writing from any Person that such Person intends to terminate, or not renew, any Material Contract.

SECTION 3.18 Insurance . Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries own or hold all material policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries and (b) all such insurance policies are in full force and effect, are valid and enforceable, except for any expiration thereof in accordance with the terms thereof, and all premiums have been paid or installments where applicable are current. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are in compliance with the terms and conditions of all such policies. Since January 1, 2019, no written notice of cancelation or modification has been received by the Company or any of its Subsidiaries other than in connection with ordinary renewals, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder. True and complete copies of all material insurance policies maintained by the Company and its Subsidiaries or which pertain to the Company’s or any of its Subsidiaries’ assets, employees or operations have been made available to Parent.

SECTION 3.19 Healthcare and Other Regulatory Compliance.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries is, and since January 1, 2019 has been, conducting their respective businesses in compliance with all applicable Healthcare Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2019, the Company and its Subsidiaries have not been notified in writing of any notice, action, or proceeding alleging any violation of Healthcare Laws.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2019, neither the Company, any of its Subsidiaries nor any of their respective officers, directors or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)), or, to the Company’s Knowledge, any of their respective employees, contractors, or vendors is or has been, (i) convicted of or pled nolo contendere to sufficient facts regarding any violation of a Healthcare Law, including any Law applicable to a Governmental Health Program or any other criminal offense that would result in mandatory exclusion from Governmental Health Programs; (ii) are or have been excluded, suspended, disqualified or debarred from participation in, or are otherwise ineligible to participate in, any Governmental Health Program; or listed on the General Services Administration published list of parties excluded from procurement programs and non-procurement programs; or (iii) have entered into any corporate integrity agreement, deferred prosecution agreement, non-prosecution agreement, or settlement with continuing material reporting obligations with any Governmental Authority with respect to any actual or alleged violations of any Healthcare Laws; or (iv) have made or are in the process of making a voluntary self-disclosure as may be required or permitted under any Healthcare Law with the OIG.

(c) The Company and each of its Subsidiaries maintains, and since January 1, 2019 has maintained, a compliance program reasonably designed to promote compliance with applicable Healthcare Laws (except for noncompliance that would not reasonably be expected to have a Material Adverse Effect). Since January 1, 2019, there have been no ongoing internal compliance investigations or compliance corrective actions, except for the CIA, applicable to the Company or any of its Subsidiaries, except for such compliance investigations or compliance corrective actions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) The Company and each of its Subsidiaries are, and since January 1, 2019, have been, in compliance in all material respects with HIPAA. Since January 1, 2019, the Company and its respective “workforce” (as defined in 45 C.F.R. § 160.103) have not had any unauthorized use or disclosure of “protected health information” (as defined in 45 C.F.R. § 160.103) that the Company has determined is a “breach” (as defined in 45 C.F.R. § 164.404) or material successful “security incident” (as defined in 45 C.F.R. § 164.304). Since January 1, 2019, the Company and each of its Subsidiaries have, (i) conducted a risk analysis as required by HIPAA, and (ii) implemented written policies and procedures designed to ensure compliance with HIPAA in all material respects. To the Knowledge of the Company, since January 1, 2019, the Company has entered into business associate agreements with “covered entities” and “business associates” (as defined in 45 C.F.R. § 160.103), where required to do so by HIPAA, designed to ensure compliance with HIPAA in all material respects.

(e) Apria Healthcare LLC has returned all moneys received on April 21, 2020 as part of the Provider Relief Fund to the applicable Governmental Authority within the ninety (90)-day period specified in the Provider Relief Fund Terms and Conditions.

SECTION 3.20 FDA Regulatory Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries is, and since January 1, 2019 has been, conducting their respective businesses in compliance with all applicable FDA Regulatory Laws.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2019, there have been no recalls ordered by any Governmental Authority, including the U.S. Food and Drug Administration (the “FDA”), or any seizures or warning letters or untitled letters issued (or, to the Knowledge of the Company, threatened), by the FDA or any other Governmental Authority with respect to any of the Company’s products.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2019, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, as the case may be, made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of the Company and each of its Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Authority to invoke any similar policy.

SECTION 3.21 Stockholder Approval. The adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Stockholders Meeting (the “Stockholder Approval”) is the only vote or approval of the holders of any securities of the Company necessary to adopt this Agreement and approve the Transactions.

SECTION 3.22 Proxy Statement. The Proxy Statement to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company (including any amendments or supplements thereto and any other document incorporated or referenced therein) will not, at the time the Proxy Statement is filed with the SEC, or at the time the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by or on behalf of Parent, Merger Sub or any of their Affiliates specifically for inclusion or incorporation by reference therein.

SECTION 3.23 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Goldman Sachs & Co. LLC, to the effect that, as of the date of this Agreement, and subject to the qualifications and assumptions set forth in such opinion, the Merger Consideration to be paid to holders of shares of Company Common Stock is fair, from a financial point of view, to such holders. A copy of such opinion will be provided to Parent by Company solely for informational purposes promptly following the date of this Agreement.

SECTION 3.24 Brokers and Other Advisors. Except for the Company Financial Advisors, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent true and complete copies of all contracts, agreements and arrangements with respect to the engagement of the Company Financial Advisors related to the Transactions.

SECTION 3.25 Government Contracts. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries have (i) breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (ii) been suspended or debarred from bidding on government contracts by a Governmental Authority; (iii) to the Knowledge of the Company, been audited or investigated by any Governmental Authority with respect to any Government Contract; (iv) conducted or initiated any material internal investigation or made any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (v) received from any Governmental Authority or any other Person any written notice of breach, cure, show cause or default with respect to any Government Contract; (vi) had any Government Contract terminated by any Governmental Authority or any other Person for default or failure to perform; (vii) received any small business set-aside contract, any other set-aside contract or other order or Contract requiring small business or other preferred bidder status; or (viii) entered any Government Contracts payable on a cost-reimbursement basis, (b) all pricing discounts have been properly reported to and credited to the customer and all invoices and claims for payment, reimbursement or adjustment submitted by the Company or any of its Subsidiaries were current, accurate and complete as of their respective submission date, (c) the Company has established and maintains adequate internal controls for compliance with its Government Contracts, (d) there are no material outstanding claims or disputes in connection with the Company’s Government Contracts and (e) to the Knowledge of the Company, there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Authority with regard to any of the Company’s Government Contracts.

SECTION 3.26 Interested Party Transactions. As of the date of this Agreement, except as disclosed in the Company SEC Documents, since February 10, 2021, no event has occurred as of the date of this Agreement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC (each, an “Interested Party Transaction”).

SECTION 3.27 No Other Representations or Warranties.

(a) Except for the representations and warranties made by the Company in this Article III and in any certificate, letter of transmittal or other document delivered in connection with this Agreement, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and each of Parent and Merger Sub acknowledge the foregoing.

(b) Except for the representations and warranties expressly set forth in Article IV and in any certificate or other document delivered in connection with this Agreement, the Company hereby acknowledges that neither Parent nor Merger Sub, nor any other Person, has made or is making any other express or implied representation or warranty with respect to Parent, Merger Sub or their respective business or operations, including with respect to any information provided or made available to the Company, its Subsidiaries or any of their respective Representatives or any information developed by the Company, its Subsidiaries or any of their respective Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as set forth in the confidential disclosure letter delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Article IV to which it corresponds in number and each other section or subsection of this Article IV to the extent that it is reasonably apparent on its face that such information, item or matter is relevant to such other section or subsection):

SECTION 4.01 Organization; Standing . Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia and the State of Delaware, as applicable. Each of Parent and Merger Sub has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.02 Authority; Non-contravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The Board of Directors of each of Parent and Merger Sub has duly authorized and approved the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions, and the Board of Directors of Merger Sub has declared this Agreement advisable. No vote of holders of capital stock of Parent is necessary to approve this Agreement or the consummation by Parent and Merger Sub of the Transactions. Parent, as the sole stockholder of Merger Sub, will approve this Agreement and the Merger immediately following the execution and delivery of this Agreement. Except as expressly set forth in this Section 4.02, no other corporate action (including any stockholder vote or other action) on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(b) None of the execution and delivery of this Agreement by Parent and Merger Sub, the performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof or the consummation by Parent or Merger Sub of the Transactions will (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other comparable charter or Organizational Documents of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.03 are obtained prior to the Effective Time, as applicable, and the filings referred to in Section 4.03 are made and any waiting periods with respect to such filings have terminated or expired prior to the Effective Time, as applicable, (x) violate any Law or Judgment applicable to Parent, Merger Sub or any of their respective Subsidiaries or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party or accelerate Parent’s, Merger Sub’s or any of their respective Subsidiaries’, if applicable, obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.03 Governmental Approvals . Except for (a) compliance with the applicable requirements of the Exchange Act, (b) compliance with the rules and regulations of the NYSE and NASDAQ, (c) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL and the filing of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (d) filings and expiration or termination of the waiting period required under the HSR Act, and (e) compliance with any applicable state securities or blue sky laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.04 Ownership and Operations of Merger Sub. Parent indirectly owns beneficially and of record all of the outstanding capital stock of Merger Sub, free and clear of all Liens, except for Permitted Liens and such Liens as may be applicable under the Securities Act or other applicable securities Laws. Merger Sub was formed solely for the purpose of engaging in the Transactions, has no liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions and, prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions.

SECTION 4.05 Sufficiency of Funds.

(a) Parent has delivered to the Company a true, correct and complete copy of the fully executed debt commitment letter (including all exhibits, schedules and annexes thereto and the executed fee letter and/or engagement letter associated therewith and referenced therein (which fee letter and engagement letter, in each case, may be redacted with respect to any interest rates, fee amounts, pricing caps and other similar economic terms (including flex terms) set forth therein (none of which would adversely affect the conditionality, enforceability, availability, or reduce the aggregate principal amount thereof))), dated as of the date hereof, between Parent and JPMorgan Chase Bank, N.A. (the “Debt Commitment Letter”), pursuant to which the Debt Financing Sources have committed, subject only to the terms and conditions set forth therein, to provide debt financing, in the amounts set forth therein (the “Debt Financing”). The entry into definitive documentation for, and the consummation of, the Debt Financing does not, and will not, violate or cause a default under any material indebtedness of Parent and its subsidiaries, including (i) that certain Indenture, dated March 10, 2021, by and among Parent and Regions Bank, (ii) that certain Indenture, dated as of September 16, 2014, by and among Parent and U.S. Bank National Association, (iii) that certain Credit Agreement, dated as of March 10, 2021, by and among Parent, the borrowers named therein, Bank of America, N.A., as administrative agent, and the other parties thereto, and (iv) that certain Receivables Financing Agreement, dated as of February 19, 2020, by and among O&M Funding LLC, Owens & Minor Medical, Inc., the lenders named therein and PNC Bank, National Association, as administrative agent, in each case, as in effect on the date of this Agreement.

(b) The Debt Commitment Letter is in full force and effect on the date of this Agreement and, as of the date of this Agreement, the respective commitments contained in the Debt Commitment Letter have not been withdrawn, rescinded, terminated, amended or modified, and no withdrawal, rescission, termination, amendment or modification is contemplated (except in connection with any amendments or modifications to effectuate any “market flex” terms contained in the Debt Commitment Letter as in effect on the date hereof or to add any additional agents or other financial institutions thereto as provided for therein). The Debt Commitment Letter constitutes the legal, valid and binding obligations of Parent and, to the knowledge of Parent, the other parties thereto, enforceable in accordance with its respective terms against the parties thereto (subject to Bankruptcy and Equity Exceptions). Parent has fully paid (or caused to be fully paid) any and all commitment fees, costs and expenses or other fees, costs and expenses required to be paid on or prior to the date of this Agreement in connection with the Debt Financing. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as expressly set forth in the Debt Commitment Letter. Except for the Debt Commitment Letter, there are no other agreements or side letters of any kind to which Parent or any of its Affiliates is a party related to the funding of the Debt Financing or that impose additional conditions, modify, amend or expand the conditions to the funding of the Debt Financing in a manner that would impair the availability of the Debt Financing on the Closing Date, or reduce the aggregate principal amount of the Debt Financing. Assuming satisfaction (or waiver) of the conditions set forth in Article VI, as of the date of this Agreement, to the knowledge of Parent, there are no facts or circumstances that would be expected to result in Parent being unable to satisfy, prior to Closing, any term or condition of Closing to be satisfied by it contained in the Debt Commitment Letter, or that would otherwise cause the Debt Financing to be unavailable on the Closing Date.

(c) As of the date of this Agreement, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would (i) constitute a default or breach on the part of Parent or, to the knowledge of Parent, any other party thereto under any term or condition of the Debt Commitment Letter or (ii) result in any portion of the Debt Financing necessary to pay the Required Amount being unavailable on the Closing Date. As of the date of this Agreement and assuming satisfaction (or waiver) of the conditions set forth in Article VI, neither Parent nor any of its Affiliates has any reason to believe (both before and after giving effect to any “market flex” terms contained in the Debt Commitment Letter) that any of the terms or conditions contained in the Debt Commitment Letter will not be satisfied on a timely basis on or before the Closing Date or that the amounts committed pursuant to the Debt Financing necessary to pay the Required Amount will not be available to Parent on the Closing Date if the terms or conditions to be satisfied by it contained in the Debt Commitment Letter are satisfied. The aggregate proceeds contemplated by the Debt Financing, together with cash held by Parent, will be sufficient for Parent to (A) pay any and all fees expressly required to be paid on the Closing Date by Parent in connection with the Debt Financing or the Transactions on the Closing Date, (B) (without duplication to clause (A)) satisfy all of the payment obligations of Parent expressly required to be paid pursuant to this Agreement and the Debt Financing on or prior to the Closing and (C) repay or refinance all Indebtedness required to be repaid or reduced at Closing (clauses (A) through (C), the “Required Amount”).

SECTION 4.06 Solvency . Assuming that the Transactions are consummated in accordance with the DGCL and the accuracy of the representations and warranties of the Company set forth in Article III and the estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its business and operations that the Company that Parent and Merger Sub have received and may continue to receive from the Company, immediately following the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the Financing, the payment of the aggregate consideration to which the stockholders and other equity holders of the Company are entitled under Article II, funding of any obligations of the Surviving Corporation or its subsidiaries which become due or payable by the Surviving Corporation and its subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses, the Surviving Corporation and each of its subsidiaries, on a consolidated basis, will not: (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature); (ii) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged; or (iii) have incurred debts, or be expected to incur debts, including contingent and other liabilities, beyond its ability to pay them as they become due.

SECTION 4.07 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent.

SECTION 4.08 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement (including any amendments or supplements thereto) will, at the time such document (or any amendment or supplement thereto) is filed with the SEC or at the time such document (or any amendment or supplement thereto) is first published, sent or given to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.09 Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, there is no pending or, to the Knowledge of Parent, threatened Action against Parent or Merger Sub.

SECTION 4.10 Ownership of Company Common Stock. Neither Parent nor Merger Sub is, or has been at any time during the last three (3) years preceding the date of this Agreement, an “interested stockholder” of the Company subject to the restrictions on “business combinations” (in each case, as such quoted terms are defined under Section 203 of the DGCL) set forth in Section 203(a) of the DGCL.

SECTION 4.11 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub have not relied on such information and will have no claim against the Company, or any of its Representatives, with respect thereto or any rights hereunder with respect thereto, except pursuant to the express terms of this Agreement, including on account of a breach of any of the representations, warranties, covenants or agreements expressly set forth herein.

SECTION 4.12 No Other Company Representations or Warranties.

(a) Except for the representations and warranties made by Parent and Merger Sub in this Article IV and in any certificate, letter of transmittal or other document delivered in connection with this Agreement, none of Parent, Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.

(b) Parent and Merger Sub each acknowledges and agrees (on their own behalf and on behalf of each other Parent Related Party) that it and each other Parent Related Party (a) has had an opportunity to discuss the business of the Company and its subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its subsidiaries and (ii) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its subsidiaries or otherwise, other than the representations and warranties of the Company expressly set forth in Article III of this Agreement and that all other representations and warranties are specifically disclaimed. Except for the representations and warranties expressly set forth in Article III and in any certificate, letter of transmittal or other document delivered in connection with this Agreement, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, Merger Sub or any of their respective Representatives or any information developed by Parent, Merger Sub or any of their respective Representatives.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

SECTION 5.01 Conduct of Business.

(a) Except as required by applicable Law or Judgment, in response to or in connection with COVID-19 or any COVID-19 Measures, as expressly required or expressly permitted by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 7.01), unless Parent otherwise expressly provides consent in writing in advance of the Company taking or omitting to take any action (such consent not to be unreasonably withheld or delayed), (i) the Company shall use commercially reasonable efforts to, and shall cause its Subsidiaries to use their commercially reasonable efforts to, carry on their respective business in the ordinary course of business and (ii) the Company shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to preserve its and each of its Subsidiaries’ business organization substantially intact and preserve existing relations with employees, customers, suppliers, licensors, licensees, Governmental Authorities and other Persons with whom the Company or any of its Subsidiaries has material business relationships.

(b) Without limiting the generality of the foregoing, except (i) as required by applicable Law or Judgment, (ii) as expressly required by this Agreement, (iii) as set forth in Section 5.01 of the Company Disclosure Letter or (iv) in response to or in connection with COVID-19 or any COVID-19 Measures, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement may be terminated pursuant to Section 7.01), unless Parent otherwise expressly consents in writing in advance (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not:

(i) (A) issue, sell, pledge dispose of, encumber or grant any shares of its capital stock or other equity or voting interests, or Company Securities or any other securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests (except pursuant to the exercise or settlement of any Company Equity Awards in accordance with their terms as in effect as of the date hereof), or take any action to cause to be vested and no longer subject to forfeiture (as applicable), any Company Equity Awards that are otherwise unvested or otherwise subject to forfeiture, (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests (other than pursuant to the cashless exercise of any Company SAR or net withholding in connection with the settlement of any other Company Equity Award, in each case, in accordance with its terms as in effect as of the date hereof), (C) establish a record date for, declare, set aside for payment, authorize or pay any dividend on, or any other distribution in respect of, any shares of its capital stock or other equity or voting interests, or (D) split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests;

(ii) (A) incur, assume, or otherwise become liable for any Indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its wholly owned subsidiaries, guarantee any such indebtedness or any debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, except for Indebtedness incurred under the Credit Facility or any other Indebtedness incurred that does not exceed $3,000,000 in the aggregate, (B) enter into any swap or hedging transaction or other derivative agreements except for intercompany Indebtedness among the Company and its wholly owned Subsidiaries or (C) make any loans, capital contributions or advances to any Person other than to the Company or any wholly owned Subsidiary of the Company or their directors or employees in the ordinary course of business;

(iii) sell, assign, license, transfer or lease to any Person, or mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens), in a single transaction or series of related transactions, any of its properties or assets (other than Intellectual Property, which is covered in clause (xiv) below) that have a current value in excess of $500,000, except the sublease of leased real property, dispositions of inventory in the ordinary course of business consistent with past practice and dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries in the ordinary course;

(iv) make or authorize capital expenditures for property, plant and equipment, except (A) as expressly contemplated by the capital expenditure budget of the Company set forth on Section 5.01(b)(iv) of the Company Disclosure Letter, or (B) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (B) not to exceed $5,000,000 per quarter;

(v) make (A) any acquisition (including by merger) of the capital stock or a material portion of the assets of any other Person (other than any acquisition of inventory in the ordinary course of business) or (B) any capital contributions or investments (including through any loans or advances) in any other Person;

(vi) except as required pursuant to the terms of any existing Company Plan (as in effect on the date hereof), (A) increase or decrease the level of base compensation, wages, bonuses, incentive compensation, pension, severance or termination pay or any other compensation or benefits, payable or to become payable to any current or former director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries, (B) establish, adopt, enter into, terminate, modify or amend in any respect any Company Plan, including any employment, severance or retention agreement or arrangement (or any benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Company Plan if in effect on the date hereof), (C) take any action to accelerate any rights or benefits under any Company Plan, including any action to accelerate the vesting or funding or payment of any compensation or benefit payable or to become payable to any current or former director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries, (D) hire or engage any individual to be employed or engaged by the Company or any of its Subsidiaries with an annual base salary or wages (or in the case of independent contractors, fees) of $250,000 or more or terminate (other than for cause), furlough, or temporarily layoff any such individual with an annual base salary or wages (or in the case of independent contractors, fees) of $250,000 or more, (E) grant, announce or pay to any current or former director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries any bonus, benefit, severance or termination pay or other compensation (including any retention or transaction bonus), (F) promote, demote, change the employee grade or title of or otherwise materially alter the role of any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries with target annual compensation of $250,000 or more (even if any such action does not affect the individual’s compensation or benefits), (G) implement any employment actions which would trigger the notice requirements of the WARN Act, or (H) unless required by Law, (1) negotiate, modify, terminate or enter into any CBA, or (2) voluntarily recognize any labor union, works council, or other labor organization, or group of employees as the bargaining representative of any employees of the Company;

(vii) waive or release any noncompetition, non-solicitation, nondisclosure, noninterference, non-disparagement, or other restrictive covenant obligation of any current or former employee or independent contractor with annual base compensation (including target bonus, if applicable) of $150,000 or more;

(viii) make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except to the extent as may be required (A) by GAAP, (B) by Regulation S-X under the Securities Act, or (C) by any Governmental Authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

(ix) amend the Organizational Documents of Company or any of its Subsidiaries;

(x) settle, or offer or propose to settle, any Action made or pending against the Company, other than the settlement of any Action in the ordinary course of business that require payments by the Company or any of its Subsidiaries (net of insurance proceeds) in an amount not to exceed, individually or in the aggregate, $500,000; provided, however, that the foregoing clause shall not permit the Company or any of its Subsidiaries to (A) settle any Action that would involve injunctive or equitable relief, impose any restrictions or changes on the business or operations of the Company or any of its Subsidiaries (or, following the Closing, on Parent or any of its Affiliates), involve any admission of any wrongdoing by the Company or any of its Subsidiaries, or involve any material license, cross license or similar arrangement with respect to Intellectual Property or (B) settle or propose to settle any Transaction Litigation, the treatment of which is addressed in Section 5.09;

(xi) (A) make, change or revoke any material Tax election; (B) change any Tax accounting period; (C) adopt or change any method of Tax accounting; (D) file any amended material Tax Return, (E) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than pursuant to an automatic extension of time to file a Tax Return obtained in the ordinary course of business); (F) enter into any material Tax allocation, indemnity or sharing agreement (other than any such agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes), (G) enter into any closing agreement with any Governmental Authority with respect to any material amount of Taxes; (H) settle any material Tax liability, claim, audit or assessment, or (I) surrender any right to any material refund, credit, offset or other reduction in Taxes, in each case to the extent such action would reasonably be expected to increase the Taxes of the Company or any of its Subsidiaries in any taxable period (or portion thereof) beginning after the Closing Date;

(xii) other than in the ordinary course of business, (A) modify, amend, terminate, let lapse or waive any rights or claims under any Material Contract in any material respect, (B) enter into any Contract that would have been a Material Contract under one of clauses (a)(i), (vii) or (ix) of Section 3.17(a) if it had existed on the date of this Agreement, other than any Contract entered into in connection with the taking of any action permitted by the other clauses of this Section 5.01(a), or (C) enter into any agreement that contains a change in control or similar provision in favor of the other party or parties thereto that would require a material payment to, or give rise to any material rights to, such other party or parties in connection with the consummation of the Transactions (including in combination with any other event or circumstance) or any subsequent change in control of Parent or any of its Affiliates (including the Company);

(xiii) (A) sell, assign, transfer, convey, license (as licensor), waive material rights, fail to maintain in any material respect or otherwise dispose of any material Intellectual Property, except for non-exclusive licenses entered into in the ordinary course of business, (B) fail to maintain any material issued patents or registrations in the Company Registrations, other than due to statutory expirations or (C) disclose any trade secrets of the Company or any of its Subsidiaries, other than in the ordinary course of business and pursuant to reasonable confidentiality agreements or arrangements;

(xiv) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring or other reorganization of the Company;

(xv) enter into or amend any Interested Party Transaction;

(xvi) enter into any joint venture, strategic alliance, partnership, sharing of profit arrangement or similar arrangement;

(xvii) (A) materially change the nature or scope of its business, or (B) abandon or discontinue any existing lines of business, in each case, outside of the ordinary course of its existing business;

(xviii) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

(c) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations.

SECTION 5.02 Solicitation; Change in Recommendation.

(a) Except as expressly permitted by this Section 5.02, the Company shall, and shall cause each of its Subsidiaries to, and shall instruct and use its reasonable best efforts to cause its and their respective Representatives to, (i) immediately cease any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal, cease providing any information with respect to the Company and its Subsidiaries to such Person and request the prompt return or destruction of all confidential information concerning the Company and its Subsidiaries in such Person’s possession or control and (ii) from the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article VII, not, directly or indirectly, (A) initiate, solicit or knowingly encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, or for the purpose of, encouraging any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (C) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, license agreement, merger agreement, acquisition agreement or other similar agreement (other than, for the avoidance of doubt, an Acceptable Confidentiality Agreement) relating to a Takeover Proposal, or (D) resolve or agree to do any of the foregoing; provided, that nothing herein shall prevent the Company form notifying any Person of the existence of this Section 5.02; provided, further, that any determination or action by the Board of Directors of the Company permitted under Section 5.02(b), Section 5.02(e) or Section 5.02(f) shall not be deemed to be a breach or violation of this Section 5.02(a).

(b) Notwithstanding the limitations contained in this Section 5.02, if at any time prior to obtaining the Stockholder Approval, the Company or any of its Representatives receives a bona fide Takeover Proposal, which Takeover Proposal was made or renewed after the date hereof and did not result from any material breach of this Section 5.02, (i) the Company and its Representatives may contact such Person or group of Persons making the Takeover Proposal solely to clarify the terms and conditions thereof or to request that such Takeover Proposal made orally be made in writing and (ii) if the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that such Takeover Proposal constitutes or would reasonably be expected to result in or lead to a Superior Proposal, and that failure to take such action would be inconsistent with its directors’ fiduciary duties under applicable Law, then the Company and any of its Representatives may (x) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Takeover Proposal and furnish pursuant to an Acceptable Confidentiality Agreement information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal and its or their respective Representatives; provided that the Company shall reasonably promptly provide (and, in any event, within twenty-four (24) hours) to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (y) following the execution of an Acceptable Confidentiality Agreement, engage in or otherwise participate in discussions or negotiations regarding such Takeover Proposal with and providing information and other access to the Person or group of Persons making such Takeover Proposal and its or their Representatives.

(c) From and after the date hereof, the Company shall promptly (and in any event within two (2) Business Days) notify Parent in writing in the event that the Company or any of its Subsidiaries or their respective Representatives receives any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal and shall disclose to Parent the material terms and conditions of any such inquiry, proposal or offer and, the identity of the Person or group of Persons making such inquiry, proposal or offer (and provide Parent with a copy of any such proposal or offer and copies of any written materials related thereto exchanged between the Company and any Person), and the Company shall keep Parent informed on a reasonably prompt basis (and in any event within two (2) Business Days of any such change or event) of the status, details and any material developments with respect to any such Takeover Proposal (including any changes to the terms thereof); provided, notwithstanding anything to the contrary in the foregoing, the Company shall not be required to disclose the identity of any Person or group of Persons if expressly prohibited by a confidentiality agreement in existence prior to the date of this Agreement. All information provided to Parent pursuant to this Section 5.02(c) will be subject to the terms of the Confidentiality Agreement.

(d) Neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withhold, withdraw or qualify (or modify in a manner adverse to Parent), or publicly propose to withhold, withdraw or qualify (or modify in a manner adverse to Parent), the Company Board Recommendation (or fail to include the Company Board Recommendation in the Proxy Statement) (any action described in this clause (i)(A), an “Intervening Event Adverse Recommendation Change”); (B) following the public disclosure of a Takeover Proposal, fail to publicly reaffirm the Company Board Recommendation upon a written request therefor by Parent by ten Business Days following a written request by Parent; (C) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal or (D) fail to publicly recommend against such tender or exchange offer or fail to publicly reaffirm the Company Board Recommendation within ten Business Days of a tender or exchange offer relating to securities of the Company having been commenced (it being understood that the Board of Directors of the Company or any committee thereof may make or cause the Company to make a customary “stop, look and listen” communication and may elect to take no position with respect to a Takeover Proposal until the close of business on the tenth Business Day after the commencement of such Takeover Proposal pursuant to Rule 14e-2 under the Exchange Act without such action being considered an adverse modification) (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) execute or enter into (or cause or permit the Company or any of its Subsidiaries to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, license agreement, merger agreement, acquisition agreement or other similar agreement relating to a Takeover Proposal, other than any Acceptable Confidentiality Agreement (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing limitations but subject to the Company’s compliance with Section 5.02(e) or Section 5.02(f), as applicable, prior to obtaining the Stockholder Approval, but not after, the Board of Directors of the Company or any committee thereof may (I) make an Adverse Recommendation Change or (II) cause the Company to enter into a Company Acquisition Agreement with respect to a Takeover Proposal that did not result from any material breach of this Section 5.02 and terminate this Agreement pursuant to Section 7.01(d)(ii), in either case if the Board of Directors of the Company or any committee thereof has determined in good faith, after consultation with its financial advisor(s) and outside legal counsel, that (x) in the case of clause (I), the Adverse Recommendation Change is made in response to an Intervening Event, and failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, and (y) in the case of (A) clause (I) where such Adverse Recommendation Change is made in response to a Takeover Proposal or (B) clause (II), such Takeover Proposal constitutes a Superior Proposal.

(e) Prior to taking any of the actions expressly permitted by Section 5.02(d), in the event such action is proposed to be taken in connection with a Superior Proposal, the Board of Directors of the Company or any committee thereof shall not, and shall cause the Company not to, take any action set forth in clause (d)(I) or (II), unless (1) the Company has first given Parent at least three (3) Business Days’ prior written notice of its intention to take such action (which notice shall specify the identity of the party making such Superior Proposal and the material terms and conditions thereof and shall include copies of all documents related thereto), (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such three (3) Business Day notice period following Parent’s receipt of the notice described in clause (1), to the extent Parent wishes to negotiate, to enable Parent to propose in writing an offer to effect revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, and (3) following the end of such three (3) Business Day notice period, the Board of Directors of the Company or any committee thereof shall have considered in good faith such offer, and shall have determined in good faith after consultation with its financial advisor(s) and outside legal counsel that the Superior Proposal would continue to constitute a Superior Proposal if the revisions proposed in any such revised offer by Parent were to be given effect (it being understood that the Company shall be required to comply again with its obligations under the foregoing clauses (1), (2) and (3) in the event of any change to the financial or other material terms of such Superior Proposal, except that references to three (3) Business Days above shall be deemed to be references to one (1) Business Day); provided that any purported termination of this Agreement in connection with this sentence shall be void and of no force and effect unless the termination is in accordance with Section 7.01 and the Company pays (or causes to be paid) Parent the applicable Company Termination Fee in accordance with Section 7.03 prior to or concurrently with such termination.

(f) Prior to taking any of the actions expressly permitted by Section 5.02(d), in the event an Intervening Event Adverse Recommendation Change is proposed to be taken in connection with an Intervening Event and is not proposed to be taken in connection with a Superior Proposal, the Board of Directors of the Company or any committee thereof shall not, and shall cause the Company not to, make an Intervening Event Adverse Recommendation Change, unless (1) the Company has first given Parent at least three (3) Business Days’ prior written notice of its intention to effect an Intervening Event Adverse Recommendation Change in connection with such Intervening Event, which notice shall specify the nature of the Intervening Event in reasonable detail, (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such three (3) Business Day notice period following Parent’s receipt of the notice described in clause (1), to the extent Parent wishes to negotiate, to enable Parent to propose in writing an offer to effect revisions to the terms of this Agreement that would eliminate the need of the Board of Directors of the Company to effect an Intervening Event Adverse Recommendation Change in connection with such Intervening Event and (3) following the end of such three (3) Business Day notice period, the Board of Directors of the Company or any committee thereof shall have considered in good faith any amendments to this Agreement that Parent and Merger Sub have proposed in connection with such revised offer by Parent and shall have determined in good faith after consultation with its financial advisor(s) and outside legal counsel that the failure to effect such Intervening Event Adverse Recommendation Change would continue to be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) Nothing in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company or any committee thereof from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to its stockholders that is required by applicable Law or if the Board of Directors of the Company determines, in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided that any such action that would otherwise constitute an Adverse Recommendation Change shall be made only in compliance with the other provisions of this Section 5.02.

(h) As used in this Agreement, “Takeover Proposal” shall mean any proposal or offer from any Person or group (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition or exclusive license of 20% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any committee thereof), including through the acquisition of equity interests in or other capital stock of one or more Subsidiaries of the Company owning such assets, (ii) issuance or acquisition of 20% or more of the outstanding Company Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Company Common Stock, or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which such Person or group (or the stockholders of any Person) would acquire, directly or indirectly, 20% or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or any committee thereof), 20% or more of the outstanding capital stock of the Company or 20% or more of the aggregate voting power of the Company or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity; provided, however, that this Agreement and the Transactions shall not be deemed a Takeover Proposal.

(i) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal of the types described in clauses (i) through (iv) of the definition thereof, in each case, that the Board of Directors of the Company or any committee thereof has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction that is more favorable to the Company’s stockholders from a financial point of view than the Transactions, in each case, after taking into account all such factors and matters deemed relevant by the Board of Directors of the Company, including legal, regulatory, financial, financing or other aspects of such proposal and of this Agreement; provided that, for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “80%”.

(j) As used in this Agreement, “Intervening Event” shall mean an event, development or change in circumstances arising or occurring after the date of this Agreement that materially affects the Company and its Subsidiaries, taken as a whole, and which was not known to, or not reasonably foreseeable by, the Board of Directors of the Company as of or prior to the date of this Agreement (or if known to or reasonably foreseeable by the Board of Directors of the Company, the consequence of which were neither known to nor reasonably foreseeable by the Board of Directors of the Company as of or prior to the date of this Agreement); provided that in no event shall (i) the receipt, existence or terms of a Takeover Proposal, (ii) clearance of the Merger under the HSR Act, or (iii) the fact, in each case in and of itself, that the Company meets or exceeds any internal or published projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period ending on or after the date of this Agreement, or changes in and of itself after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood, however, that any underlying cause of any of the foregoing may constitute an Intervening Event), constitute an Intervening Event.

(k) The Company agrees that in the event any Subsidiary or Representative of the Company takes any action at the direction of the Company, which, if taken by the Company, would constitute a breach of this Section 5.02, the Company shall be deemed to be in breach of this Section 5.02.

SECTION 5.03 Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties hereto and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions and (iii) execute and deliver any additional instruments necessary to consummate the Transactions, other than, in the case of each of clauses (i) through (iii), with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to Antitrust Laws, which are addressed in Section 5.03(c) below.

(b) In furtherance and not in limitation of the foregoing, the Company and Parent shall each (i) take all actions necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action reasonably necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

(c) Each of the parties hereto agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act within ten (10) Business Days after the date hereof and other required antitrust approvals with respect to the Transactions as soon as practicable and advisable after the date of this Agreement and no later than by or before the Closing Date, and (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act. Further, each party hereto shall use its reasonable best efforts to avoid or eliminate each and every impediment and obtain all consents under any such Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority pursuant thereto, in each case with competent jurisdiction, so as to enable the parties hereto to consummate the Transactions prior to the Outside Date. Neither the Company nor its Subsidiaries shall, without the express written consent of Parent, take or agree to take any action relating to any objections asserted by any Governmental Authority with respect to the Transactions under any Antitrust Laws with respect to its business or operations.

(d) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private person, and (ii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the Transactions. To the extent reasonably practicable, all relevant telephone calls and meetings with a Governmental Authority regarding the Transactions shall include representatives of Parent and the Company, and each party hereto must inform the other of any material communications with a Governmental Authority relating to any Antitrust Laws. Except as otherwise restricted by this Section 5.03(d), Parent and the Company shall have the right to review in advance all written materials submitted or oral communications made to any Governmental Authority in connection with the Transactions, in each case to the extent such materials or communications are related to any Antitrust Laws; provided that materials required to be provided pursuant to this Section 5.03(d) may be redacted (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements, (C) as necessary to comply with applicable Law, and (D) as necessary to address reasonable privilege or confidentiality concerns; provided, further that a party may reasonably designate any competitively sensitive material provided to another party under this Section 5.03(d) as “Outside Counsel Only”. Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the party providing such materials. Notwithstanding the foregoing, Parent shall following consultation with the Company and after giving due consideration to its views and acting reasonably and in good faith direct and control all aspects of each party hereto’s efforts to gain regulatory clearance either before any Governmental Authority or in any action brought to enjoin the Transactions pursuant to any Antitrust Laws, including the right to “pull and refile” any filing under the HSR Act (upon good faith consultation with the Company). Without limiting the foregoing, each party shall provide to the other (or the others’ Representatives), upon request, copies of all material correspondence between such party and any antitrust authority relating to such filings.

(e) Notwithstanding anything to the contrary set forth in this Agreement, and in furtherance and not in limitation of the foregoing, Parent shall, and shall cause each of its Subsidiaries to, take any and all steps necessary, proper or advisable to (x) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law or (y) avoid the entry of, effect the dissolution of, and have vacated, modified, suspended, eliminated, lifted, reversed or overturned, any decree, decision, determination, order or judgment entered or issued, or that becomes reasonably foreseeable to be entered or issued, that would, or would reasonably be expected to, prevent, restrain, enjoin, prohibit, make unlawful, restrict or delay the consummation of the contemplated transactions, so as to enable the Parties to close the contemplated transactions expeditiously (but in no event later than the Outside Date), including (A) proposing, negotiating, committing to, agreeing to and effecting, by consent decree, hold separate orders or otherwise, the sale, lease, divesture, disposition, or license (or holding separate pending such disposition) of any assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses of Parent or any of its Subsidiaries, or the Company or its Subsidiaries or any interest therein, (B) otherwise taking or committing or agreeing to restrictions or actions that after the Effective Time would limit Parent’s or its Subsidiaries’ or the Company’s or its Subsidiaries’ freedom of action or operations with respect to, or its or their ability to retain, any assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses of Parent or its Subsidiaries or the Company or its Subsidiaries or any interest or interests therein, (C) otherwise agreeing to any other structural or conduct remedy with respect to Parent or its Subsidiaries or the Company or its Subsidiaries or any interest therein, or (D) agreeing to enter into, modify or terminate existing contractual relationships, contractual rights or contractual obligations, and promptly effecting the sale, lease, license, divestiture, disposal and holding separate of, assets, operations, rights, product lines, licenses, properties, products, rights, services or businesses of Parent or its Subsidiaries or the Company or its Subsidiaries or any interest or interests therein and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto or to such restrictions or actions (such actions above individually or collectively, a “Regulatory Remedy”); provided that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.03(e) or any other provision of this Agreement shall require any of Buyer or any of its affiliates to agree or otherwise be required to agree, commit or effect any Regulatory Remedy, that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the combined businesses of Parent, the Company and their Subsidiaries, taken as a whole).

(f) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall, and Parent shall cause each of its Subsidiaries to, cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger, and (ii) Parent and Merger Sub must defend, at their cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Company shall not be required to agree to any term or take any action in connection with its obligations under this Section 5.03(f) that is not conditioned upon consummation of the Merger.

(g) Neither Parent nor Merger Sub nor any of Parent’s Subsidiaries shall, and Parent shall cause each of its Subsidiaries not to, take any action, including acquiring or agreeing to acquire, including by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any Person, corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, properties or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation or such other action could reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement; or (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise.

(h) Parent will be solely responsible for and pay all filing fees payable to Governmental Authorities under any Antitrust Law.

SECTION 5.04 Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”). Notwithstanding the forgoing, this Section 5.04 shall not apply to any press release or other public statement made or proposed to be made by the Company or Parent in compliance with the provisions of Section 5.02.

SECTION 5.05 Access to Information; Confidentiality. Between the date of this Agreement and the earlier of the Effective Time and the valid termination of this Agreement pursuant to Section 7.01, upon reasonable notice and subject to applicable restrictions or limitations as a result of COVID-19 or any COVID-19 Measure, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s and its Subsidiaries’ officers, employees, agents, properties, books, Contracts and records (other than any of the foregoing that relate to the negotiation and execution of this Agreement, or subject to Section 5.02, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Transaction or proposals from other parties relating to any competing or alternative transactions) and the Company shall furnish promptly to Parent and Parent’s Representatives such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request; provided that Parent and its Representatives shall use such information and access solely for the purpose of the consummation of the Transactions and post-Closing integration and shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, further, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment (after consultation with its outside counsel), that doing so would (i) result in the disclosure of trade secrets or competitively sensitive information to third parties, (ii) violate applicable Law, an applicable Judgment or a binding Material Contract or obligation of confidentiality owing to a third party, (iii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege, or (iv) jeopardize the health and safety of any employee of the Company or its Subsidiaries in light of COVID-19 (taking into account any COVID-19 Measure); provided, further, to the extent reasonably practicable, that (x) the parties hereto will make appropriate substitute arrangements under circumstances in which the restrictions of the preceding proviso apply and (y) the Company shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate any applicable Law or waive such a privilege. Until the Effective Time, all information provided amongst the parties hereto will be subject to the terms of the letter agreement dated as of November 29, 2021, by and among the Company and Parent (the “Confidentiality Agreement”). Notwithstanding anything to the contrary in this Section 5.05, any such access granted hereunder shall be facilitated in accordance with applicable Law, including COVID-19 Measures.

SECTION 5.06 Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, in each case to the fullest extent permissible by applicable Law, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company or was serving at the request of the Company or such subsidiary as a director, officer, employee or agent of another Person (including serving at the request of the Company or any such subsidiary with respect to any employee benefit plan) (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action based on or arising out of (A) the fact that an Indemnitee is or was a director or officer of the Company or such Subsidiary or was serving at the request of the Company or such subsidiary as a director, officer, employee or agent of another Person (including serving at the request of the Company or any such subsidiary with respect to any employee benefit plan) or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director or officer of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a representative of another Person (including any employee benefit plan)), in each case of clauses (A) and (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnitee), and (ii) assume (in the case of the Surviving Corporation, in the Merger without any further action) all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Organizational Documents of the Company and its Subsidiaries, in each case, as in effect on the date of this Agreement or in the agreements in effect as of the date of this Agreement providing for indemnification between the Company or any of its Subsidiaries and any Indemnitee as set forth on Section 5.06(a) of the Company Disclosure Letter. Without limiting the foregoing, from and after the Effective Time, Parent shall cause, unless otherwise required by Law, the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are in the Company’s Organizational Documents as in effect as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from the Effective Time, the Surviving Corporation shall advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.06 as incurred to the fullest extent permitted under applicable Law; provided that the person to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such Indemnitee was not entitled to indemnification under this Section 5.06.

(b) Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.06 (each, a “Claim”) for which indemnification has been sought by an Indemnitee hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or such Indemnitee otherwise consents in writing to such settlement, compromise or consent. Each of Parent, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) Each of Parent, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested during normal business hours without substantial interference and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith; provided, that neither Parent, the Surviving Corporation nor any Indemnitee shall be obligated to provide such access or information if it determines, in its reasonable judgment (after consultation with its outside counsel), that doing so would (i) result in the disclosure of trade secrets or competitively sensitive information to third parties, (ii) violate applicable Law, an applicable Judgment or a binding Material Contract or obligation of confidentiality owing to a third party, (iii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege, or (iv) jeopardize the health and safety of any employee of the Company or its Subsidiaries in light of COVID-19 (taking into account any COVID-19 Measure); provided, further, that Parent and the Surviving Corporation will use their reasonable best efforts to put in place arrangements to mitigate any circumstances described in the foregoing clauses (i) through (iv) in order to avoid limiting the provision of any access or information.

(d) For the six (6)-year period commencing immediately after the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance and fiduciary liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance and fiduciary liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date of this Agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Effective Time, including a “tail” policy); provided that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 350% of the annual premium currently payable by the Company with respect to such current policy (the “Premium Cap”). The Company shall have the right prior to the Effective Time to purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions, so long as premium under such policy does not exceed six times the Premium Cap. If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.06(d) and the Surviving Corporation shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(e) The provisions of this Section 5.06 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company’s Organizational Documents, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.06 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.06 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification. The Indemnitees to whom this Section 5.06 applies and their respective heirs and representatives shall be third-party beneficiaries of this Section 5.06.

(f) In the event that (i) Parent, the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.06.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ liability insurance and fiduciary liability insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors or officers, it being understood and agreed that the indemnification provided for in this Section 5.06 is not prior to or in substitution for any such claims under such policies.

SECTION 5.07 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be necessary to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.08 Employee Matters.

(a) For a period beginning at the Effective Time and ending on the first anniversary of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide to the employees of the Company immediately prior to, and who remain so employed immediately following, the Effective Time (each, a “Continuing Employee”) (i) an annual base salary or base wage rate (as applicable) that is no less favorable, than that provided to such Continuing Employee immediately prior to the Effective Time, (ii) target short-term incentive and commission opportunities that are no less favorable than those provided to such Continuing Employee immediately prior to the Effective Time, and (iii) on a group basis, employee benefit plans and arrangements (other than severance benefits pursuant to Section 5.08(b) (but, for the avoidance of doubt, including severance benefits and payments for all Continuing Employees other than those covered pursuant to Section 5.08(b)), defined benefit pension, defined contribution employer contributions, nonqualified deferred compensation, retiree or post-termination health or welfare benefit, equity or equity-based compensation and retention or change in control-related compensation or benefits (collectively, the “Specified Arrangements”)) that are substantially comparable in the aggregate to the employee benefit plans and arrangements (other than the Specified Arrangements) provided to Continuing Employees immediately prior to the Effective Time.

(b) With respect to each Continuing Employee whose employment is terminated pursuant to a Qualifying Termination (as defined on Section 5.08(b) of the Company Disclosure Letter) during the period commencing on the Effective Time and ending on the second anniversary of the Effective Time, Parent shall provide such Continuing Employee with severance benefits set forth on Section 5.08(b) of the Company Disclosure Letter.

(c) If requested by Parent at least five (5) Business Days prior to the Closing Date, the Company shall take or shall cause to be taken all actions necessary, including the adoption of written resolutions of the appropriate governing body in a form satisfactory to Parent (copies of which shall be provided to Parent prior to the Closing), to terminate each Company Plan intended to be qualified under Section 401(a) of the Code (the “Company 401(k) Plan”), and to fully vest all participants under such Company 401(k) Plan, such termination and vesting to be effective no later than the Business Day preceding the Closing Date; provided, however, that the Company 401(k) Plan termination and full vesting of participants thereunder may be made contingent upon the consummation of the Transactions. If Parent requests that any Company 401(k) Plan be terminated, the applicable Continuing Employees shall be eligible to participate, effective as of the Effective Time or as soon as reasonably possible thereafter, in a Tax-qualified defined contribution plan of Parent or its Subsidiaries (each such plan, a “Parent 401(k) Plan”).

Upon the distribution of the assets in the accounts under the Company 401(k) Plan to the participants, Parent shall take any commercially reasonable action necessary to permit the Continuing Employees to make rollover contributions of “eligible rollover distributions” from the applicable Company 401(k) Plan to the applicable Parent 401(k) Plan (including in cash or notes (in the case of loans)).

(d) With respect to any plan, program, agreement or arrangement of the Surviving Corporation and its Subsidiaries, including, any vacation, paid time-off and severance arrangements, in which the Continuing Employees participate after the Effective Time, for purposes of eligibility to participate, level of vacation and severance benefits and vesting (other than with respect to future equity awards), each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any of its Subsidiaries, to the extent service with the predecessor employer was recognized by the Company or any of its Subsidiaries) shall be treated as service with the Surviving Corporation or any of its Subsidiaries to the same extent such service was recognized for the same purpose under a similar Company Plan in which such Continuing Employee participated immediately prior to the Effective Time; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or compensation for the same period of service. No Continuing Employee shall be credited with his or her years of service with the Company, its Subsidiaries and their respective predecessors before the Effective Time for purposes of benefit accruals under any defined benefit pension plans or any retiree medical or life insurance or other retiree welfare-type benefits, or for any purposes under any equity or equity-based plans, that are maintained by Parent and its Subsidiaries.

(e) Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any group health benefit plan maintained by the Surviving Corporation or any of its Subsidiaries which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time and in the plan year in which the Effective Time occurs, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses paid by each Continuing Employee (and his or her covered, eligible dependents) during the plan year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant group health benefit plans in which they will be eligible to participate from and after the Effective Time and in the plan year in which the Effective Time occurs.

(f) For the 90-day period following the Effective Time, Parent shall not, and will cause the Surviving Corporation not to, take any action that would trigger the notification requirements of the WARN Act with respect to the Continuing Employees.

(g) Parent shall, or shall cause the Surviving Corporation or its applicable Subsidiary to, honor the Company Plans in accordance with their respective terms.

(h) Nothing contained in this Section 5.08, whether express or implied, shall be treated as an establishment, termination, amendment or other modification of any benefit or compensation plan, program, agreement, contract, policy or arrangement, or shall limit the right of Parent, the Surviving Corporation or any of their Affiliates to establish, amend, terminate or otherwise modify any benefit or compensation plan, program, agreement, contract, policy or arrangement following the Effective Time. Nothing in this Section 5.08, whether express or implied, shall create any rights or remedies whatsoever, including any third-party beneficiary or other rights, in any Person not a party to this Agreement, or shall be construed to create any right to employment or service with Parent, the Surviving Corporation or any of its Affiliates or continued employment or to any particular term or condition of employment or to limit the ability of Parent or the Surviving Corporation or any of their Affiliates to terminate the employment or service of any service provider (including any Continuing Employee) at any time and for any or no reason. Further, nothing in this Section 5.08 shall (i) apply to Continuing Employees who are furloughed, terminated, temporarily laid off, or subject to reduced hours or benefits as a result of COVID-19-related circumstances or (ii) limit Parent’s right, in its sole discretion, to, or to cause the Surviving Corporation or any of their Affiliates to, furlough, terminate, temporarily layoff, or reduce the hours or benefits of, any employee (including any Continuing Employee).

(i) The Company and its Subsidiaries shall use reasonable best efforts to take the actions set forth on Section 5.08(i) of the Company Disclosure Letter.

SECTION 5.09 Notification of Certain Matters; Stockholder Litigation.

(a) Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (i) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) any Actions commenced or, to such party’s Knowledge, threatened against such party which relates to this Agreement or the Transactions or (iii) any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Section 6.01 or Section 6.02 not being able to be satisfied prior to the Outside Date (provided that notwithstanding the foregoing, the delivery of any notice pursuant to this Section 5.09(a) shall not limit or otherwise affect the representations, warranties, covenants or agreements of the parties hereto, the remedies available hereunder to the party hereto receiving such notice or the conditions to such party’s obligation to consummate the Merger or any of the other Transactions) (the items set forth in the foregoing clauses (i) through (ii) each being “Transaction Litigation”).

(b) The Company (i) shall (A) give Parent the opportunity to participate in the defense and settlement of any Transaction Litigation and (B) keep Parent reasonably informed with respect to the status thereof, and (ii) shall not offer or propose to settle, settle or agree to settle any such Transaction Litigation without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

SECTION 5.10 Stock Exchange De-listing. Parent shall use its reasonable best efforts to, and prior to the Closing, the Company shall use its reasonable best efforts to cooperate with Parent to, cause the Company Common Stock to be de-listed from the NASDAQ and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

SECTION 5.11 Preparation of the Proxy Statement; Stockholders Meeting.

(a) As promptly as reasonably practicable after the date of this Agreement (and in any event no later than twenty (20) Business Days after the date of this Agreement, the Company, with the assistance of Parent and Merger Sub to the extent reasonably necessary, shall prepare and file the Proxy Statement with the SEC. The Company shall use reasonable best efforts to (i) cause the Proxy Statement to comply in all material respects with the requirements of the Exchange Act (and the rules and regulations thereunder) applicable thereto as of the date of such filing and (ii) respond as promptly as reasonably practicable to all comments received from the SEC or its staff concerning the Proxy Statement. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable following its filing with the SEC. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC. The Company shall promptly notify Parent of the receipt of all comments of the SEC or its staff with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information. The Company shall, and, if applicable, shall cause its Representatives to, provide Parent with copies of all material correspondence between the Company, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Prior to filing or mailing the Proxy Statement (including any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide, and, if applicable, cause its Representatives to provide, Parent a reasonable opportunity to review and propose comments on such Proxy Statement (or such amendment or supplement thereto) or response to the SEC and shall in good faith consider such comments reasonably proposed by Parent for inclusion therein. Each of Parent and Merger Sub shall cooperate reasonably with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing any and all information relating to it as may be required to be set forth in the Proxy Statement under applicable Law.

(b) The Company shall take all action in accordance with applicable Law, the Company’s Organizational Documents and the rules of the NASDAQ to establish a record date for, duly call, give notice of, convene and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (the “Stockholders Meeting”) on a date selected by the Company, in consultation with Parent, as promptly as reasonably practicable, for the purpose of obtaining the Stockholder Approval. The adoption of this Agreement, the adjournment of the Stockholders Meeting to solicit additional proxies if there are insufficient votes in favor of adoption of this Agreement in accordance with Section 5.11(c), and the advisory vote required by Rule 14a-21(c) under the Exchange Act shall be the only matters which the Company shall propose to be acted on by the Company’s stockholders at the Stockholders Meeting unless otherwise approved in writing by Parent. Promptly after the date of this Agreement (and thereafter, upon the reasonable request of Parent), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act for a record date for the Stockholders Meeting that is twenty (20) Business Days after the date of such “broker search”.

(c) The Company shall not postpone, recess or adjourn the Stockholders Meeting without the prior written consent of Parent; provided that the Company may postpone, recess or adjourn such meeting in its sole discretion (i) to the extent required by applicable Law, (ii) if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), (A) the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Stockholder Approval to allow reasonable additional time to solicit additional proxies or (B) there are insufficient shares of Company Common Stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Stockholders Meeting or (iii) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure which the Board of Directors of the Company has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting to the extent so determined to be necessary; provided, further that, other than pursuant to clause (i) above, the Stockholders Meeting shall not be postponed, recessed or adjourned pursuant to the immediately preceding proviso to a date that is more than thirty (30) calendar days after the date on which the Stockholders Meeting was originally scheduled (as set forth in the Proxy Statement), and, in any event, to a date not fewer than three (3) Business Days prior to the Outside Date, without the prior written consent of Parent. Notwithstanding the foregoing, the Company shall, at the request of Parent, to the extent permitted by Law, adjourn the Stockholders Meeting to a date specified by Parent for the absence of a quorum or if the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Stockholder Approval; provided that the Company shall not be required to adjourn the Stockholders Meeting more than two times pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding ten (10) Business Days.

(d) The Company shall, through the Board of Directors of the Company (or a duly authorized committee thereof), but subject to the right of the Board of Directors of the Company to make an Adverse Recommendation Change pursuant to Section 5.02(d), (i) include the Company Board Recommendation in the Proxy Statement and (ii) use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and obtain the Stockholder Approval.

SECTION 5.12 Director Resignations. Prior to the Closing, the Company shall deliver to Parent written resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

SECTION 5.13 Termination of Certain Agreements. Prior to the Effective Time, the Company shall take all actions necessary to terminate, and shall cause to be terminated, in its entirety each Contract specified on Section 5.13 of the Company Disclosure Letter with no further liability of the Company, the Surviving Corporation or any other Subsidiary of the Company in respect thereof, in each case pursuant to written agreements in form and substance reasonably satisfactory to Parent.

SECTION 5.14 Financing.

(a) Parent shall, and shall cause its Subsidiaries and use its reasonable best efforts to cause its and their respective Representatives to, use its and their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Debt Financing on the terms and subject only to the conditions (including the “market flex” terms contained in the Debt Commitment Letter as in effect on the date hereof) expressly set forth in the Debt Commitment Letter, including using reasonable best efforts to (i) maintain in effect the Debt Commitment Letter in accordance with the terms and subject to the conditions thereof until the Transactions are consummated or this Agreement is terminated in accordance with Article VII, (ii) satisfy or obtain a waiver on a timely basis of all conditions applicable to Parent and its Affiliates set forth in the Debt Commitment Letter that are within its or its Affiliates’ control, (iii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and subject only to the conditions (including the “market flex” terms) set forth in the Debt Commitment Letter, (iv) consummate the Debt Financing on or prior to the Closing Date, (v) enforce its rights under the Debt Commitment Letter and (vi) comply with its obligations under the Debt Commitment Letter. Without the prior written consent of the Company (such consent not to be unreasonably withheld, denied, delayed or conditioned), Parent shall not permit any amendment, supplement or modification to be made to, or any waiver of any provision or remedy under, or any replacement of the Debt Commitment Letter if such amendment, supplement, replacement, modification, waiver, or replacement would: (x) reduce (or have the effect of reducing) the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount in respect of the Debt Financing) such that the aggregate amount of the Debt Financing, together with cash on hand of Parent and its Subsidiaries, and other available sources that would be available on the Closing Date would not be sufficient to pay the Required Amount; (y) amend the conditions precedent to the Debt Financing or impose any new or additional conditions or contingencies to the Debt Commitment Letter in a manner that would reasonably be expected to (1) materially impair, delay or prevent the Closing or (2) make materially less likely to occur the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing; or (z) materially adversely affect the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter or other agreements relating to the Debt Financing as provided by this Section 5.14. Notwithstanding the foregoing, any amendment, supplement or modification to effectuate any “market flex” terms contained in the Debt Commitment Letter or to add any additional agents or other financial institutions thereto as provided for therein shall be permitted and shall not require written consent of the Company. Parent shall promptly deliver to the Company copies of any amendment, modification, supplement or waiver to or under, or any replacement of, any Debt Commitment Letter.

(b) Parent shall, upon the Company’s request, keep the Company informed on a reasonably current basis and in reasonable detail with respect to all material developments with respect to the status of its efforts to arrange, obtain and complete the Debt Financing (including providing the Company with copies of all executed definitive agreements related to the Debt Financing).

(c) Parent shall give the Company prompt written notice of: (i) any termination of the Debt Commitment Letter; (ii) any actual or threatened material breach, default, termination or repudiation of any provisions of the Debt Commitment Letter of which Parent becomes aware; and (iii) the occurrence of any event or development that would reasonably be expected to adversely impact the ability of Parent to obtain all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms and conditions, in the manner or from the sources contemplated by the Debt Commitment Letter and required to pay the Required Amount. If any portion of the Debt Financing becomes unavailable on the terms and conditions

(including any “market flex” terms contained in the Debt Commitment Letter) contemplated in the Debt Commitment Letter or from the Debt Financing Sources contemplated in the Debt Commitment Letter or any of the Debt Financing (or any definitive financing agreement relating thereto) shall expire or be withdrawn, terminated, repudiated or rescinded, in whole or in part, for any reason (but without limiting the obligations of Parent in this Section 5.14(c)) (unless such portion of the Debt Financing is not reasonably required to consummate the transactions contemplated by this Agreement, including, for the avoidance of doubt, payment of the Required Amount), Parent shall promptly notify the Company and shall use its reasonable best efforts to (x) arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing from the same or alternative sources (the “Alternative Financing”) in an amount sufficient to consummate the Transactions, including payment of the Required Amount, with terms and conditions not materially less favorable in the aggregate to Parent than those set forth in the Debt Commitment Letter (including the “market flex” terms contained in the Debt Commitment Letter as in effect on the date hereof) and (y) obtain a debt financing commitment letter (including any associated fee letter and/or engagement letter) with respect to such Alternative Financing, of which true, correct and complete copies shall be promptly provided to the Company upon execution thereof (which fee letter and/or engagement letter may be redacted with respect to any interest rates, fee amounts, pricing caps and other similar economic terms (including “market flex” terms) set forth therein (none of which would adversely affect the conditionality, enforceability, or availability of such Alternative Financing or reduce the aggregate principal amount thereof)). The Alternative Financing (A) shall be sufficient to pay, when added to the remaining Debt Financing (if any) and cash on hand of Parent and its Subsidiaries, the Required Amount and (B) shall not include conditions or contingencies that would reasonably be expected to (1) materially impair, delay or prevent the Closing or (2) make materially less likely to occur the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing. For purposes of this Agreement, references to the term “Debt Commitment Letter” shall mean the Debt Commitment Letter as permitted or required to be amended, supplemented, modified or replaced by this Section 5.14, and references to the “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted or required to be amended, modified, supplemented or replaced by this Section 5.14.

(d) Parent acknowledges and agrees that receipt of Debt Financing is not a condition to Closing.

Notwithstanding anything contained in this Section 5.14 or anything else in this Agreement, in no event shall the reasonable best efforts of Parent be deemed or construed to require Parent to, and Parent shall not be required to, (x) incur or pay any fees to obtain a waiver or amendment of any term of the Debt Commitment Letter or fees (in the aggregate) in excess of those contemplated by the Debt Commitment Letter as of the date hereof or (y) agree to conditionality or economic terms of the Debt Commitment Letter that are materially less favorable than those contemplated by the Debt Commitment Letter (including any flex provisions therein) as of the date hereof.

SECTION 5.15 Financing Cooperation.

(a) From and after the date of this Agreement and prior to the Closing, the Company shall use its reasonable best efforts to provide, and to cause its Subsidiaries to use their reasonable best efforts to provide, to Parent, in each case at Parent’s sole cost and expense (other than in respect of the preparation of any historical financial information), such cooperation as is customary for the financings of the type contemplated by the Debt Commitment Letter (including, solely for purposes of this Section 5.15, one or more offerings or private placements of non-convertible debt securities to be issued or incurred in lieu of any portion of the debt financing contemplated by the Debt Commitment Letter (including any flex provisions therein)) (collectively with the Debt Financing, the “Available Financing”) that is reasonably requested by Parent in connection with the arrangement of the Available Financing, including using reasonable best efforts to: (i) reasonably cooperate with the Debt Financing Sources’ due diligence, to the extent customary and not unreasonably interfering with the business and operations of the Company and its Subsidiaries; (ii) upon reasonable advance notice and during normal business hours of the Company and its Subsidiaries, cause the appropriate senior officers of the Company and its Subsidiaries to participate in a reasonable number of lender meetings, road shows, due diligence sessions and sessions with rating agencies in connection with the Available Financing at locations and times to be mutually agreed; (iii)(I) provide such financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent and reasonably assist with the marketing efforts of Parent for all or any portion of the Available Financing, including reasonable assistance with the preparation of appropriate and customary materials for rating agency presentations, prospectuses, bank information memoranda, offering memoranda, private placement memoranda and similar documents customarily required in connection with obtaining financing of the type contemplated by the Debt Commitment Letter (including any offering of non-convertible debt securities or private placement of non-convertible debt securities pursuant to Rule 144A under the Securities Act); provided that (x) the Company’s and its Subsidiaries’ obligation to provide information for such materials shall be limited to information about the Company and its Subsidiaries and (y) other than with respect to the Required Financial Information, the Company and its Subsidiaries shall have no obligation to provide any financial or other information that is not reasonably available to the Company and its Subsidiaries, and (II) provide customary authorization letters to the Debt Financing Sources as contemplated by the Debt Commitment Letter authorizing the distribution of information relating to the Company and its Subsidiaries to prospective lenders (provided that such customary authorization letters (or the prospectuses, bank information memoranda, offering memoranda or private placement memoranda in which such letters are included) shall include language that exculpates the Company, its Subsidiaries and their respective Representatives and Affiliates from any liability in connection with the use or misuse by the recipients thereof of the information set forth in any such prospectuses, bank information memoranda, offering memoranda or private placement memoranda or similar memoranda or report distributed in connection therewith); (iv) furnish to the Debt Financing Sources at least three (3) Business Days prior to the Closing Date (to the extent the Company receives a written request from Parent at least ten (10) Business Days prior to the Closing Date) all documentation and other information relating to the Company and its Subsidiaries required by regulatory authorities under applicable “know your customer,” beneficial ownership and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent required by the Debt Commitment Letter; (v) request that the Company’s independent auditors provide consent for use of their audit reports relating to the financial statements of the Company in any materials relating to the Available Financing as necessary and customary for financings similar to the Available Financing and use commercially reasonable efforts to provide any customary information requested by such accounting firm to enable it to comply with such request; (vi) take such corporate actions as shall be reasonably requested by Parent (which actions shall not be effective prior to the Closing) by Persons that shall remain officers or directors of the Company and its Subsidiaries after the Closing to authorize and permit the consummation of the Available Financing (including (subject to and contingent upon the Closing) the Company and its Subsidiaries executing agreements to pledge, grant security interests in, and otherwise grant liens on, the assets of the Company and its Subsidiaries); (vii) execute and deliver a customary certificate of the chief financial officer (or other comparable officer) of the Company and its Subsidiaries in customary form with respect to financial information constituting Required Financial Information that is included in the offering materials used in connection with the offer and sale of notes, bonds or other securities as reasonably requested by the Debt Financing Sources; and (viii) request and facilitate the independent auditors of the Company to (A) provide comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to the Company and its Subsidiaries as reasonably requested by Parent as necessary and customary for financings similar to the Available Financing and (B) participate in accounting due diligence sessions. Notwithstanding anything to the contrary set forth herein, in no event shall the Company be required to: (1) pay any commitment or other fee or bear or reimburse any expense (other than with respect to the production and delivery of historical financials) in connection with the Available Financing prior to Closing, or incur any other actual or potential liability in connection with the Available Financing; (2) take any actions to the extent such actions would unreasonably or materially interfere with their respective ongoing business or operations; (3) take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, any of their respective Organizational Documents, any applicable Laws or any material Contract; (4) take any action that would reasonably be expected to result in any condition to Closing set forth in Article VI to not be satisfied or otherwise cause any breach of this Agreement; (5) provide access to or disclose information that the Company reasonably determines would violate any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, the Company and its Subsidiaries or waive or eliminate any privilege (provided that the Company shall notify Parent if any such information that Parent or any Debt Financing Source has specifically identified and requested is being withheld as a result of attorney-client privilege or any such obligation of confidentiality, as applicable, and shall use commercially reasonable efforts to disclose any such information without violating such privilege or confidentiality obligations); (6) become an issuer or other obligor with respect to the Available Financing, except, solely in the case of the Company and its Subsidiaries, unless and until the Closing occurs; (7) take any action that would reasonably be expected to result in any director, officer or employee of the Company or its Subsidiaries to incur or have any personal liability under the Debt Commitment Letter or any other agreements related to the Available Financing or having to give any indemnity in connection with the Available Financing (except, solely in the case of the Company and its Subsidiaries, unless and until the Closing occurs); (8) deliver or cause the delivery of any legal opinions in connection with the Available Financing; (9) execute or deliver, or take any corporate or other action to adopt or approve, any document, agreement, certificate or instrument with respect to or in connection with the Available Financing that would be effective prior to the Closing (except any authorization letters delivered by the Company or any of its Subsidiaries in connection with the Available Financing and contemplated by clause (iii)(II) above or certificate contemplated by clause (vii) above); or (10) provide (and Parent shall be responsible for) (I) pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial statements (provided, for the avoidance of doubt, that the Company shall provide such other historical financial information regarding the Company and its Subsidiaries as is reasonably available to the Company and reasonably requested by Parent in connection with Parent’s preparation of pro forma financial statements), (II) any description of all or any component of the Available Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes” or other information customarily provided by investment banks or their counsel in the preparation of an offering memorandum for private placements of non-convertible bonds pursuant to Rule 144A, (III) projections, risk factors or other forward-looking statements relating to any component of the Available Financing or (IV) separate subsidiary financial statements or other information of the type required by Rule 3-09, Rule 3-10, Rule 3-16, Rule 13-01 or Rule 13-02 of Regulation S-X or Item 402 of Regulation S-K or other information customarily excluded from an offering memorandum for private placements of non-convertible bonds pursuant to Rule 144A. The Company consents to the reasonable use of the logos of the Company and its Subsidiaries in connection with the Available Financing if such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the respective reputation or goodwill of any of the foregoing.

(b) Whether or not the Closing occurs, Parent shall (i) reimburse the Company on the earlier of the Closing Date or the termination of this Agreement in accordance with Article VII, for all reasonable and documented out-of-pocket costs and expenses incurred by the Company, its Subsidiaries or any of their Representatives in connection with such cooperation pursuant to this Section 5.15 or otherwise in connection with the Available Financing (it being understood that the reimbursement set forth in this paragraph shall not apply to any fees, costs and expenses incurred by, or on behalf of, the Company, its Subsidiaries or their respective Affiliates in connection with their ordinary course financial reporting requirements, including the preparation of any historical financial information) and (ii) indemnify, defend and hold harmless the Company, its Subsidiaries and any of their respective Representatives from and against any and all damages or expenses suffered or incurred by any of them in connection with the arrangement of the Available Financing and the matters contemplated by and this Section 5.15 (including the performance of their respective obligations under, or the taking of or refraining from any action in accordance with, this Section 5.15) and any information used in connection therewith, in each case, other than to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct of the Company or any of its Subsidiaries or any of their respective Representatives or material inaccuracy of any financial information provided in writing by the Company or its Subsidiaries specifically for use in connection with the Available Financing.

(c) Without limiting the generality of the foregoing provisions of this Section 5.15, the Company shall prepare and provide (or cause to be provided) to Parent as promptly as reasonably practicable (but no later than the applicable period prescribed for such filings by the Company with the Securities and Exchange Commission in the case of the Company’s periodic reports) (i) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, substantially in the form required by the rules and regulations of the Securities and Exchange Commission (including the audited financial statements of the Company required to be included therein, but excluding information required by Part III of Form 10-K), (ii) if the Marketing Period has not been completed on or prior to May 16, 2022, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022 substantially in the form required by the rules and regulations of the Securities and Exchange Commission (including the unaudited financial statements of the Company required to be included therein) and (iii) if the Marketing Period has not been completed on or prior to August 12, 2022, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2022 substantially in the form required by the rules and regulations of the Securities and Exchange Commission (including the unaudited financial statements of the Company required to be included therein) (clauses (i) through (iii), collectively, the “Required Financial Information”).

SECTION 5.16 Payoff Letters and Lien Releases . The Company shall deliver to the Parent, (a) at least three (3) Business Days prior to the Closing, a draft of a customary payoff letter from the administrative agent and/or collateral agent under the Credit Agreement, which shall (i) set forth the aggregate amounts required to satisfy in full all such Indebtedness outstanding under the Credit Agreement on the Closing Date (but excluding any amounts constituting contingent obligations or other obligations that by their terms survive the termination of the Credit Agreement) and (ii) evidence release and termination of all security interests in respect thereof (including, if applicable, recordable forms to be recorded at the United States Patent Office and United States Copyright Office and other applicable Governmental Authorities), and (b) on or prior to the Closing Date, an executed copy of the payoff letter and, subject to the receipt of the applicable payoff amounts, customary Lien release documentation from the administrative agent and/or collateral agent under the Credit Agreement.

SECTION 5.17 OIG Consent.

(a) Within ten (10) Business Days following the date hereof, the Company shall notify the OIG of the parties’ entry into this Agreement and the Transactions in accordance with the notification contemplated by the Company’s Corporate Integrity Agreement (the “CIA”).

(b) As promptly as practicable thereafter, the Company shall notify the OIG in writing that it wishes to obtain a determination by OIG that Parent and the Transactions will not be subject to the requirements of the CIA, which notice shall include a description of the Transactions, its terms, the name of Parent and, if provided by Parent, contact information of Parent, and the parties hereto shall use their respective reasonable best efforts to obtain such determination (including in the form of an email) and have such determination provide that the obligations set forth in the CIA will (x) apply only to the Company’s business and “Covered Persons” (as defined in the CIA) following the Closing, (y) not make Parent or any of their Affiliates (other than the Company and its Subsidiaries following the Closing) “Covered Persons” (as defined in the CIA) under the CIA to the extent that such Persons are reasonably deemed by the Company and its Subsidiaries (consistent with Parent’s obligations pursuant to Section 5.17(d)) not to be furnishing patient care items or services or to be performing billing or coding functions on behalf of the Company and its Subsidiaries, and (z) not require any obligations or certifications of Parent’s or their Affiliates’ (other than the Company and its Subsidiaries following the Closing) board of directors (or similar governing body), or their individual directors, managers, officers or senior management (vice president level or higher), pursuant to sections III.A.2, III.A.3 and/or III.A.4 of the CIA, unless such individuals are also designated by Parent or the Company or its Subsidiaries as either members of the Company’s or its Subsidiaries’ “Compliance Committee” (as defined in the CIA), members of the Company’s or its Subsidiaries’ boards of directors or “Certifying Employees” (as defined in the CIA), in each case consistent with Parent’s obligations pursuant to Section 5.17(d) (in which case their service in those roles will be governed by the terms of the CIA) (collectively, the “OIG Consent”).

(c) Notwithstanding the foregoing, the parties acknowledge that the OIG may provide that the requirements of the CIA will apply to any employees of Parent and their Affiliates that meet the CIA definition of “Covered Persons” with respect to the obligations imposed by virtue of those designations under the CIA and Parent acknowledge and agree that any such provision by the OIG shall be reasonable.

(d) In obtaining the OIG Consent, Parent shall use commercially reasonable efforts and take all commercially reasonable measures, including exercising flexibility in establishing reporting structures, (i) to develop and offer to the OIG (including following comments and other input from the OIG) a post-Closing structure and operational plan for the Company and its Subsidiaries that would avoid or eliminate any impediments that might be asserted by the OIG with respect to issuing the OIG Consent and (ii) to work with the OIG in ensuring that the post-Closing structure, management and integration plan, including the identification and designation of individuals to be subject to the CIA, result in the OIG Consent. Prior to a party submitting any notifications, filings or other materials described in the immediately preceding sentence to the OIG, the submitting party will provide copies thereof to the other parties for review and comment, will reasonably consider any comments received from the other parties thereon, and will otherwise work together in good faith with the other parties in connection with all such actions and communications with the OIG. No party may engage in ex parte communications with the OIG regarding the OIG Consent without the prior consent of the other parties. Each party shall cooperate in good faith with the other parties, consistent with this Section 5.17, to obtain the OIG Consent; provided, notwithstanding anything to the contrary in this Section 5.17, (x) nothing in this Section 5.17 shall require the Company or any of its subsidiaries to pay any fee or incur any other liability or obligation in connection with obtaining the OIG Consent or be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any fee or make any other payment or agree to provide any indemnity or other material covenant in connection with obtaining the OIG Consent, in each case, prior to the Effective Time and (y) none of the Company or its subsidiaries or their respective officers, directors (with respect to any subsidiary of the Company) or employees shall be required to execute or enter into or perform any agreement with respect to obtaining the OIG Consent that is not contingent upon the Closing or that would be effective prior to the Closing and no directors of the Company shall be required to execute or enter into or perform any agreement with respect to obtaining the OIG Consent. Each of Parent and Merger Sub affirms that it is not a condition to the Closing or any of its other obligations under this Agreement that the OIG Consent is obtained.

ARTICLE VI

CONDITIONS TO THE MERGER

SECTION 6.01 Conditions to Each Party’s Obligation to Effect the Merger . The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) Governmental Consents. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have either expired or early termination thereof shall have been granted, and no voluntary agreement between Parent, Merger Sub or the Company and any Governmental Authority not to consummate the Merger shall be in effect.

(c) No Restraints. No Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction or any applicable Law (collectively, “Restraints”) shall be in effect or shall have been entered or enacted, in each case, enjoining, making illegal or otherwise prohibiting consummation of the Merger.

SECTION 6.02 Conditions to Obligations of Parent and Merger Sub . The respective obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.02(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, with the same effect as though made as of the Closing Date such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for de minimis inaccuracies, (ii) set forth in the first sentence of Section 3.01(a) (Organization; Standing), the first sentence of Section 3.02(b) (Capitalization), Section 3.03(a)-(b) (Authority; Non-contravention), Section 3.15 (No Rights Agreement; Anti-Takeover Provisions), Section 3.21 (Stockholder Approval) and Section 3.24 (Brokers and Other Advisors) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) set forth in Section 3.06(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, or (iv) set forth in this Agreement, other than those Sections specifically identified in clauses (i), (ii) and (iii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date, with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) Compliance with Covenants. The Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it under this Agreement prior to the Closing.

(c) Company Material Adverse Effect Condition. Since the date of this Agreement there shall have been no effect, change, event, fact, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and is continuing as of the Closing Date.

(d) Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying to the effect that the conditions set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c) have been satisfied.

(e) Actions. There shall be no Action pending in a U.S. federal district court that has been instituted by the U.S. Department of Justice or Federal Trade Commission seeking a Judgment to prevent, prohibit or make illegal the consummation of the Merger pursuant to an Antitrust Law.

SECTION 6.03 Conditions to Obligations of the Company . The obligations of the Company to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Effective Time, as though made as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for such failure to be true and correct, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have complied with or performed in all material respects their obligations required to be complied with or performed by them under this Agreement prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent certifying to the effect that the conditions set forth in Section 6.03(a) and Section 6.03(b).

SECTION 6.04 Frustration of Closing Conditions . None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by the failure of such party to perform its obligations under this Agreement.

ARTICLE VII

TERMINATION

SECTION 7.01 Termination . This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time (except as otherwise expressly noted):

(a)	by the mutual written consent of the Company and Parent;

(b)	by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or prior to July 7, 2022 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party hereto if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or primarily resulted in the events specified in this Section 7.01(b)(i) (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso); or

(ii) if any Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any party hereto if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of the issuance or entry of such Restraint (or if the issuance or entry of such Restraint resulted principally from such breach) or if such party has failed to use the required efforts to prevent the issuance or entry or issuance of and to remove such Restraint in accordance with its obligations set forth in Section 5.03 of this Agreement (it being understood that Parent and Merger Sub shall be deemed a single party for the foregoing proviso); or

(iii) if the Stockholders Meeting (including any adjournments or postponements thereof) shall have concluded and the Stockholder Approval shall not have been obtained; or

(c)	by Parent:

(i) if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.01 or Section 6.02 and (B) is incapable of being cured prior to the Outside Date, or if capable of being cured by the Outside Date, the Company shall not have cured the breach or failure to perform within twenty (20) calendar days (but in no event later than the Outside Date) following receipt by the Company of written notice of such breach or failure to perform from Parent; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements hereunder such that the Company has the right to terminate this Agreement pursuant to Section 7.01(d)(i); or

(ii) if the Board of Directors of the Company or a committee thereof shall have made an Adverse Recommendation Change; or

(d)	by the Company:

(i) if Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to a failure of a condition set forth in Section 6.01 or Section 6.03 and (y) is incapable of being cured prior to the Outside Date, or if capable of being cured by the Outside Date, Parent and Merger Sub shall not have cured the breach or failure to perform within twenty (20) calendar days (but in no event later than the Outside Date) following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements hereunder such that Parent has the right to terminate this Agreement pursuant to Section 7.01(c)(i); or

(ii) if, prior to obtaining Stockholder Approval, the Board of Directors has authorized the Company to concurrently enter into a Company Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.02(d)(II); provided that prior to or concurrently with such termination (and as a condition to such termination) the Company pays (or causes to be paid) the Company Termination Fee due under Section 7.03.

SECTION 7.02 Effect of Termination . In the event of the valid termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 7.02 and 7.03, Article VIII and the Confidentiality Agreement, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except that no such termination shall relieve any party from liability for damages to another party resulting from a willful breach of this Agreement or from Actual Fraud. The parties hereto acknowledge and agree that nothing in this Section 7.02 shall be deemed to affect their right to specific performance under Section 8.08.

SECTION 7.03 Termination Fee.

(a) In the event that:

(i) this Agreement is terminated (A) by the Company or Parent pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii), (B) a bona fide Takeover Proposal shall have been publicly made, proposed or otherwise communicated or delivered to the Company or shall have otherwise become publicly known after the date of this Agreement and such Takeover Proposal shall not have been withdrawn in good faith prior to such termination (x) in the case of a termination pursuant to Section 7.01(b)(i), prior to the date of such termination or (y) in the case of a termination pursuant to Section 7.01(b)(iii), prior to the date of the Stockholders Meeting, and (C) within twelve (12) months of the date this Agreement is so terminated, the Company (1) enters into a Company Acquisition Agreement with any Person or Persons with respect to any Takeover Proposal and such Takeover Proposal is subsequently consummated or (2) consummates any Takeover Proposal; provided that, for purposes of clauses (B) and (C) of this Section 7.03(a)(i), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”; or

(ii) this Agreement is terminated (A) by Parent pursuant to Section 7.01(c)(ii) or (B) by the Company pursuant to Section 7.01(d)(ii); then, in any such event under clause (i) or (ii) of this Section 7.03, the Company shall pay (or cause to be paid) the Company Termination Fee to Parent or its designee by wire transfer of same day funds (x) in the case of Section 7.03(a)(ii)(A), within two Business Days after such termination, (y) in the case of Section 7.03(a)(ii)(B), prior to or concurrently (and as a condition to such termination) with such termination or (z) in the case of Section 7.03(a)(i), within two Business Days after the consummation of the Takeover Proposal referred to therein; it being understood that in no event shall the Company be required to pay (or cause to be paid) the Company Termination Fee on more than one occasion.

As used herein, “Company Termination Fee” shall mean a cash amount equal to $41,970,000.

(b) The parties acknowledge and hereby agree that the Company Termination Fee, if, as and when required pursuant to this Section 7.03, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The parties acknowledge that the agreements contained in this Section 7.03 are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement.

SECTION 7.04 Return of Information . Within ten (10) Business Days following termination of this Agreement in accordance with Section 7.01, Parent shall, and shall cause each of Merger Sub and their respective Affiliates and Representatives to, return to the Company, or destroy, all Proprietary Information (as defined in the Confidentiality Agreement) in accordance with the terms of the Confidentiality Agreement; provided that Parent, Merger Sub and their respective Affiliates and Representatives (i) may retain an archival copy of the Proprietary Information, to the extent necessary to comply with Law, its document retention policies and (ii) shall not be obligated to destroy electronic copies of the Proprietary Information to the extent such destruction is not reasonably practicable so long as the Proprietary Information is not readily accessible by non-information technology or internal compliance employees.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01 No Survival of Representations and Warranties . None of the representations or warranties in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.

SECTION 8.02 Amendment or Supplement . Subject to Section 8.16 and compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto; provided that after receipt of the Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules of the NASDAQ require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company.

SECTION 8.03 Extension of Time, Waiver, Etc. . At any time prior to the Effective Time, Parent, the Company and Merger Sub may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; (b) extend the time for the performance of any of the obligations or acts of the other party; or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing). Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.04 Assignment . Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto; provided, that each of Parent and Merger Sub may assign this Agreement or its rights, interests and obligations hereunder to its Affiliates. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.04 shall be null and void.

SECTION 8.05 Counterparts . This Agreement may be executed in one or more counterparts (including by electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Signatures to this Agreement transmitted by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

SECTION 8.06 Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter, the Parent Disclosure Letter and all exhibits, annexes and schedules referred to herein, together with the Confidentiality Agreement and the Support Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. Subject to Section 8.16, this Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for (i) if the Effective Time occurs, the right of the Company’s stockholders to receive the Merger Consideration; (ii) if the Effective Time occurs, the right of the holders of Company Equity Awards to receive such amounts as provided for in Section 2.03, and (iii) if the Effective Time occurs, the rights of the Indemnitees set forth in Section 5.06 of this Agreement.

SECTION 8.07 Governing Law; Jurisdiction.

(a) Subject to Section 8.16, this Agreement and any matters or disputes or Actions (whether based upon contract, tort, statute or otherwise) that are any way related to, based on, or arising out of this Agreement (including any Action related to, based or arising out of any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) or the Transactions, including the negotiation, execution or performance thereof, shall be governed by, and construed in accordance with, the laws of the state of applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

(b) Subject to Section 8.16, all Actions related to, based on, or arising out of this Agreement and the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware), and in each case, appellate courts therefrom, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 8.07(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as otherwise provided in this Section 8.07(b) and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.10 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

SECTION 8.08 Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement. Subject to Section 8.16, the parties hereto acknowledge and agree that (i) the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.07(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company nor Parent would have entered into this Agreement. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.08 shall not be required to provide any bond or other security in connection with any such order or injunction.

SECTION 8.09 WAIVER OF JURY TRIAL. SUBJECT TO SECTION 8.16, EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY RELATE TO, BE BASED ON, OR ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY WHICH MAY RELATE TO, BE BASED ON, OR ARISE UNDER THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.09.

SECTION 8.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, by email (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties hereto at the following addresses:

If to Parent or Merger Sub, to it at:

Owens & Minor, Inc.

9120 Lockwood Boulevard

Mechanicsville, Virginia 23116

Attention:    Nicholas Pace

Email:          nicholas.pace@owens-minor.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Eric L. Schiele, P.C.

                 Maggie D. Flores

Email:      eric.schiele@kirkland.com

                  maggie.flores@kirkland.com

If to the Company, to it at:

Apria, Inc.

7353 Company Drive

Indianapolis, Indiana 46237

Attention:    Michael-Bryant Hicks

Email:          hicksmb@apria.com

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Anthony F. Vernace

                  Michael Chao

Email:       avernace@stblaw.com

                   michael.chao@stblaw.com

or such other address or e-mail address as such party may hereafter specify by like notice to the other parties hereto.

SECTION 8.11 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law.

SECTION 8.12 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acceptable Confidentiality Agreement” means (x) any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, or (y) any confidentiality agreement entered into prior to the date of this Agreement that contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, it being understood that the Company, in its sole discretion, shall be entitled to waive or release any preexisting explicit or implicit standstill provisions or similar agreements with any Person or group of Persons in order to permit such Person(s) to make a private proposal to the Company; provided that in no event shall an Acceptable Confidentiality Agreement include provisions that prohibit the Company from complying with its obligations under Section 5.02(c).

“Actual Fraud” means a knowing and intentional fraud with respect to a representation or warranty in this Agreement, that was made with the intention to deceive or mislead another Person in order to cause such Person to rely on such fraud, upon which such other Person reasonably relied. “Actual Fraud” does not include any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or similar theory.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. For the avoidance of doubt, (i) prior to the Closing, the Company shall not be an “Affiliate” of Parent and (ii) none of Apria Holdings LLC (the “Stockholder”) or any investment funds or investment vehicles affiliated with, or managed or advised by, the Stockholder or, other than the Company, any portfolio company (as such term is commonly understood in the private equity industry) or investment of the Stockholder or of any such investment fund or investment vehicle shall be an “Affiliate” of the Company.

“Antitrust Laws” means the Sherman Act of 1980, the Clayton Act Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“CARES Act” means (i) the Coronavirus Aid, Relief and Economic Security Act (Pub. L. 116-136), and (ii) Division N – Additional Coronavirus Response and Relief of the Consolidated Appropriations Act, 2021 (H.R. 133), as applicable.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company Employee/Contractor” means any current or former employee, consultant or contractor employed or otherwise engaged by the Company or any of its Subsidiaries prior to the Closing Date.

“Company Equity Awards” means, collectively, the Company LTIP Awards, the Company PSUs, the Company RSUs and the Company SARs.

“Company Financial Advisors” means Goldman Sachs & Co. LLC and Citigroup Global Markets Inc.

“Company Lease” means any material lease, sublease, sub-sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property with an annual rent in excess of $400,000, together with all amendments, extensions, renewals, guaranties and other agreements with respect thereto, and including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.

“Company LTIP Award” means each long-term incentive plan award outstanding immediately prior to the Effective Time that is granted under any Company Stock Plan, which, for the avoidance of doubt, shall not include any Company RSUs, Company PSUs or Company SARs.

“Company LTIP Award Consideration” has the meaning set forth in Section 2.03(ii).

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, in whole or in part, including all Company Registrations.

“Company Plan” means each (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA), (ii) stock option, stock purchase, stock appreciation right, restricted stock unit, phantom equity or other equity or equity-based plan, program, policy, contract, agreement or other arrangement, (iii) employment, individual consulting, or other similar agreement or (iv) other benefit or compensation plan, policy, program, practice, arrangement, contract, promise or agreement, whether written or unwritten, including bonus, incentive, commission, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, retention, change in control, pension, hospitalization, medical, dental or vision benefits, life insurance, death benefit, sick pay, disability benefit, educational assistance, holiday pay, housing assistance, moving expense reimbursement, or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed or required to be contributed to by the Company or any of its Subsidiaries, or under or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any current or contingent liability or obligation.

“Company PSU” means each performance stock unit granted pursuant to the Company Stock Plans that vests on the basis of the achievement of performance targets and pursuant to which the holder of such performance stock unit has a right to receive shares of Company Common Stock following the vesting or lapse of restrictions applicable to such performance-based restricted stock unit.

“Company PSU Consideration” has the meaning set forth in Section 2.03(i).

“Company RSU” means each restricted stock unit granted pursuant to the Company Stock Plans that vests solely on the basis of time and pursuant to which the holder of such restricted stock unit has a right to receive shares of Company Common Stock following the vesting or lapse of restrictions applicable to such restricted stock unit.

“Company RSU Consideration” has the meaning set forth in Section 2.03(i).

“Company SAR” means each stock appreciation right granted and exercisable pursuant to a Company Stock Plan pursuant to which the holder of such stock appreciation right has a right to receive shares of Company Common Stock or units of capital stock of a Subsidiary of the Company or cash following the vesting of such stock appreciation right.

“Company SAR Consideration” has the meaning set forth in Section 2.03(iii).

“Company Stock Plan” means (i) the Apria, Inc. 2021 Omnibus Incentive Plan, effective February 10, 2021, (ii) the Second Amended and Restated Apria, Inc. Long-Term Incentive Plan (2019—2021 With Successive Annual Extension Options), effective February 16, 2021 and (iii) the Apria, Inc. 2015 Stock Plan, effective February 8, 2021, as amended by that certain Omnibus Amendment, dated February 12, 2021, as applicable.

“Company Systems” means the computer systems, including the software, firmware and hardware, in each case that is owned, used, leased or licensed by the Company in the conduct of its business.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associate epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Laws, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, or industry group, in each case, in connection with or in response to COVID-19 (including the Families First Coronavirus Response Act, Pub. L. No. 116-127, Coronavirus Aid, Relief and Economic Security Act Pub. L. No. 116-136, Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster issued on August 8, 2020 by the President of the United States, and Consolidated Appropriations Act, 2021, Pub. L. 116-260, in each case, together with any administrative or other guidance published with respect thereto by any Governmental Authority).

“Credit Agreement” means that certain Credit Agreement, dated as of June 21, 2019, among Apria Holdings LLC, Apria Healthcare Group Inc., the guarantors party thereto, Citizens Bank, N.A., as administrative agent and the lenders party thereto, as amended.

“Data Privacy and Security Requirements” means, to the extent relating to privacy, data protection and/or security of any PII, all applicable (i) Laws, (ii) public or posted policies of the Company or any of its Subsidiaries, (iii) generally accepted and binding industry standards applicable to the industry in which the Company and its Subsidiaries operate (including the Payment Card Industry Data Security Standard (PCI-DSS)), and (iv) material Contracts to which the Company or any of its Subsidiaries is subject.

“Data Room” means the online data room titled “StoneOak” located at www.datasite.com.

“Debt Financing Sources” means the financial institutions that have committed to provide or arrange or otherwise entered into agreements to provide or arrange the Debt Financing or other debt financings (or relating to any other Available Financing) in connection with the transactions contemplated by this Agreement, including the parties to the Debt Commitment Letter and any joinder agreements, credit agreements and the other definitive documents relating thereto (or any other Available Financing), together with their respective Affiliates and their respective Affiliates’ former, current and future officers, directors, employees, agents and representatives and their respective successor and assigns.

“Encumbrance” means any mortgage, deed of trust, lease, license, condition, covenant, restriction, hypothecation, option to purchase, license or lease or otherwise acquire any right, title or interest, right of first refusal or offer or other contingent right, conditional sale or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, third-party right or encumbrance of any kind or nature.

“Environmental Laws” means all Laws and Judgments relating to pollution, public or worker health or safety, or protection of the environment or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Families First Act” means the Families First Coronavirus Response Act, (Pub. L. No. 116-127).

“FDA” means the United States Food and Drug Administration.

“FDA Regulatory Laws” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), their respective implementing regulations, and foreign equivalents of the foregoing.

“FDCA” means the United States Federal Food, Drug and Cosmetic Act of 1938.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Government Contract” means any Contract for the sale of supplies or services currently in performance between the Company or any of its Subsidiaries and a Governmental Authority or entered into by the Company or any of its Subsidiaries as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Authority. For the avoidance of doubt, (x) each task order or delivery order under a Government Contract shall be considered part of that Government Contract and (y) “Government Contract” does not include Contracts between the Company or any of its Subsidiaries, on the one hand, and any Payor (including any Medicaid managed care organization, Medicare Advantage organization, or other managed care entity), on the other hand.

“Governmental Authority” means any government, court, regulatory or administrative agency, department, commission, arbitrator, arbitral body (public or private), mediator or authority or other legislative, executive or judicial governmental entity or political subdivision thereof, whether federal, state or local, domestic, foreign or multinational, or any multinational organization or authority.

“Governmental Health Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, TRICARE, CHAMPVA, and state health care programs (as defined therein), and any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code.

“Hazardous Substance” means any substance, material or waste defined as a hazardous or toxic substance, material or waste or as a pollutant or contaminant, or words of similar meaning, by, or a basis for liability under, any Environmental Law, including petroleum products or byproducts, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances, toxic mold, radiation, and medical waste.

“Healthcare Laws” means: (i) Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act); (ii) Laws related to healthcare fraud and abuse, false claims and kickbacks, including the Federal anti-kickback Law (42 U.S.C. § 1320a-7b), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Health Care Fraud Law (18 U.S.C. § 1347), the Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn; (iii) the Exclusion Laws (42 U.S.C. § 1320a-7); (iv) HIPAA; (v) the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010; (vi) any state or foreign equivalents of the foregoing; and (vii) any analogous Laws that regulate the sale or reimbursement of medical devices and durable medical equipment.

“Healthcare Permits” means permits, licenses, and supplier or provider numbers legally required for the operation of the business of the Company as currently conducted that are issued or enforced by a Governmental Authority with jurisdiction over any Healthcare Law.

“HIPAA” means (i) the Health Insurance Portability and Accountability Act of 1996; and (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (iii) applicable state Laws regarding patient privacy and the security, use or disclosure of health care records.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means (i) any indebtedness for borrowed money, (ii) all obligations of any Person evidenced by debt securities, bonds, debentures, notes or similar instruments for the payment of which such Person is responsible or liable, (iii) all obligations as an account party in respect of letters of credit and bankers’ acceptances or similar credit transactions, but only to the extent drawn, (iv) all obligations under any currency, interest rate or other swap or hedge agreement or any other hedging arrangement, and (v) any guarantee of any such indebtedness described in the foregoing clauses (i) through (iv).

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world and all rights associated therewith: (i) patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, extensions, reissues and reexaminations and counterparts thereof) (collectively, “Patents”); (ii) trademarks and service marks, trade dress, logos, slogans, Internet domain names, corporate names, doing business designations, and all other indicia of origin, and all registrations, applications for registration and renewals of the foregoing, and all goodwill associated with the foregoing, and all social media identifiers associated with any of the foregoing (collectively, “Trademarks”); (iii) works of authorship (whether or not copyrightable), copyrights and registrations, applications for registration, and renewals thereof, including moral rights of authors and all designs, databases and database rights; (iv) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction; (v) rights in the following, to the extent they are confidential and proprietary: data, results, and information of any type whatsoever, whether tangible or intangible and regardless of the form or medium, including any know-how, trade secrets, techniques, methodologies, methods, processes, protocols, designs, invention disclosures, inventions (whether or not patentable or reduced to practice), improvements, industrial designs and models, discoveries, developments, unpublished patent applications, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), assays, screens, software, algorithms, models, databases, chemistry, manufacturing and control (CMC) information and data, lab notebooks, Patent data and records, stability, technology, test and other data and results (including pharmacological, biological, chemical, biochemical, toxicological, pre-clinical and clinical test data), screening, analytical and quality control data, results or descriptions, studies and procedures, development, manufacturing and distribution costs, information contained in submissions to and information from regulatory authorities, and studies, marketing and other reports; (vi) software (including source code, executable code, systems, network tools, databases, applications, firmware and all related documentation); and (vii) all proprietary rights and all other intellectual property and all rights associated therewith in any jurisdiction.

“IP Registrations” means Patents, registered Trademarks, registered copyrights and designs, mask work registrations, Internet domain name registrations, applications for trademark registrations, and applications for any Patents or other registrations for any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means (i) with respect to the Company, the actual knowledge, after due inquiry, of the individuals listed on Section 8.12 of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub, the actual knowledge, after due inquiry, of the individuals listed on Section 8.12 of the Parent Disclosure Letter.

“Licensor Employee/Contractor” means any current or former employee, consultant or contractor employed or otherwise engaged by any Company Licensor.

“Lien” means any pledge, lien, charge, Encumbrance or security interest of any kind or nature.

“Marketing Period” means the first period of 18 consecutive Business Days after the date of this Agreement commencing on the date the Company has provided the Required Financial Information to Parent; provided that (i) the Marketing Period shall be deemed to have been complied with and automatically end on any earlier date on which the Debt Financing is consummated or the applicable proceeds have been deposited into escrow and Parent shall have obtained the net proceeds contemplated by the Debt Financing (it being understood that any such net proceeds deposited into escrow shall be deemed to have been obtained by Parent) and (ii) the Marketing Period shall be deemed not to have commenced if, prior to the completion of such 18 consecutive Business Day period, (A) the Company’s auditor shall have withdrawn its audit opinion with respect to any annual audited financial statements constituting Required Financial Information, in which case the Marketing Period shall not commence unless and until a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by such auditor or another independent public accounting firm of recognized national standing, or (B) the Company shall have announced, or the board of directors of the Company shall have determined, that a restatement of any historical financial information constituting Required Financial Information is required, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the Required Financial Information has been amended to reflect such restatement or the Company subsequently determines in writing or issues a public statement that no restatement is required in accordance with GAAP. If at any time the Company shall reasonably believe that the Marketing Period has commenced, the Company may deliver to Parent a written notice to that effect (stating when it believes it completed delivery of the Required Financial Information and when it believes such period has commenced), in which case, subject to clauses (A) and (B) above, the Marketing Period will be deemed to have commenced on the date of such notice, unless Parent in good faith reasonably believes the Marketing Period has not commenced and, within two (2) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity why Parent believes the Marketing Period has not commenced) (provided that, it is understood that the delivery of such written notice from the Parent or the Company’s failure to deliver a notice that the Company delivered the Required Financial Information, in each case, will not prejudice the Company’s right to assert that the Required Financial Information has been delivered).

“Material Adverse Effect” means any effect, change, event, fact, circumstance, development or occurrence that has or would be reasonably expected to have a material adverse effect on the business, results of operations, assets, or financial condition of the Company taken as a whole; provided, however, that none of the following shall be deemed either alone or in combination to constitute a Material Adverse Effect, and none of the following shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: any effect, change, event, fact, circumstance or occurrence to the extent resulting from or arising in connection with (A) (1) general conditions (or changes therein) or other circumstances or developments in the industries or markets in which the Company operates or (2) generally affecting the economy or the financial, debt, capital, credit or securities markets, including changes in interest or exchange rates after the date hereof, (B) (1) changes in Law or in GAAP or other accounting standards after the date hereof, (2) any changes in political, business or regulatory conditions, (3) acts of war (whether or not declared), sabotage, armed hostilities, civil disobedience, civil unrest or terrorism (including cyberterrorism), or any escalation or worsening of any such acts of war (whether or not declared), sabotage, armed hostilities, civil disobedience, civil unrest or terrorism, (4) volcanoes, tsunamis, earthquakes, hurricanes, tornados or other natural disasters or (5) pandemics (including the COVID-19 pandemic) or any Law or directive (including any COVID-19 Measures), issued by a Governmental Authority, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures or “sheltering-in-place” that arise out of, an epidemic, pandemic or disease outbreak (including COVID-19), (C) (1) any decline in the market price, or change in trading volume, of the capital stock of the Company or (2) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (C) (1) and (2) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein is, or would reasonably be expected to be, a

Material Adverse Effect), (D) the negotiation, execution, announcement or performance of this Agreement or the announcement, pendency or performance of any of the Transactions, including the impact thereof on the relationships with customers, suppliers, distributors, insurers, payors, partners, other third parties with whom the Company has a relationship, any stockholder (direct or derivative) Action in respect of this Agreement or any of the Transactions (it being understood that this clause (D) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or the performance of obligations under this Agreement), or (E) any action or omission taken at the direction of Parent; provided further, however, that any effect, change, event, fact, circumstance or occurrence referred to in clause (A), clause (B)(1) or clause (B)(4) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, event, fact, circumstance, development or occurrence has a disproportionate adverse effect on the business, resulting operations, assets or financial condition of the Company as compared to other similarly situated companies in the industry in which the Company operates (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

“NASDAQ” means The NASDAQ Stock Market LLC.

“OIG” means the Office of Inspector General of the Department of Health and Human Services.

“Organizational Documents” means (a) with respect to any corporation, its articles or certificate of incorporation and bylaws, (b) with respect to any limited liability company, its articles or certificate of formation and operating or limited liability company agreement, and (c) with respect to a partnership, its certificate of limited partnership (if a limited partnership) and partnership agreement.

“Parent Material Adverse Effect” means any effect, change, event, fact, circumstance or occurrence that, individually or in the aggregate, would reasonably be expected to prevent or materially delay or materially impair the consummation by Parent or Merger Sub of any of the Transactions.

“Payor” means any Governmental Health Program and all other health care service plans, health maintenance organizations, health insurers and/or other private, commercial, or governmental third-party payors.

“Permitted Encumbrances” means (i) easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances, whether or not of record, and, which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the current use of the applicable real property or otherwise materially impair the present business operations at such location, (ii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property which are not violated in any material respect by the current use or occupancy of such real property or the operation of the business of the Company and its Subsidiaries thereon and (iii) Permitted Liens.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings diligently conducted and, in each case, for which adequate accruals or reserves have been established in accordance with GAAP, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business which are not due and payable, (iii) Liens securing payment, or any obligation, with respect to outstanding Indebtedness so long as there is no event of default under such Indebtedness, including Liens arising under, or granted in connection with, the Credit Agreement, (iv) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, (v) non-exclusive licenses of Intellectual Property entered in the ordinary course of business, (vi) Liens discharged at or prior to the Effective Time, (vii) other Liens, Encumbrances or imperfections that do not materially detract from the value of or materially impair the existing use of the asset or property affected by such Lien, Encumbrance or imperfection in the operation of the business of the Company and its Subsidiaries, taken as a whole, and (viii) other Liens, Encumbrances or other imperfections that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“PHSA” means the United States Public Health Service Act, and FDA’s implementing regulations.

“PII” means any (i) any information that identifies or is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, household, or device (including any patient medical records), and (ii) any other information defined as “personal data”, “personally identifiable information”, “personal information”, or a similar term under any Law.

“Process” and “Processing” means any operation or set of operations which is performed on personal data (including PII) or on sets of personal data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Provider Relief Fund” means the portion of the funds appropriated to the Public Health and Social Services Emergency Fund in Division B of the CARES Act, Division B of the Paycheck Protection Program and Health Care Enhancement Act, Pub. L. 116-139, and Title III of Division M of the Consolidated Appropriations Act, 2021, and distributed by the U.S. Department of Health and Human Services for provider relief.

“Provider Relief Fund Terms and Conditions” means the terms and conditions applicable to each Provider Relief Fund payment received by the Company.

“Regulatory Authorizations” means authorizations under the FDCA or the PHSA, including premarket notifications, premarket authorizations and investigational device exemptions under the FDCA.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment.

“Representatives” means, with respect to any Person, its and its Subsidiaries’ and Controlled Affiliates’ directors, officers, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, and other representatives (acting in such capacity) retained by or acting on behalf of such Person.

“Security Incident” means any (i) breach of security, phishing incident, ransomware or malware attack affecting any Company Systems, or (ii) incident in which confidential information or PII was or may have been accessed, disclosed, destroyed, used, processed, or exfiltrated by a third party from a Company System without authorization (whether any of the foregoing PII or confidential information was possessed or controlled by the Company or any of its Subsidiaries or by another Person on behalf of the Company or any of its Subsidiaries) but excludes “security incidents” as defined by HIPAA (which are covered in Section 3.19).

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tax” means any and all U.S. federal, state, local or non-U.S. (including provincial and territorial) taxes, fees, levies, duties, tariffs, imposts, and other similar charges of any kind imposed by any Governmental Authority (whether disputed or not), including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, escheat or unclaimed property, sales, use, capital stock, payroll, severance, employment, social security (or similar), workers’ compensation, unemployment compensation, alternative or base erosion minimum, commercial rent, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges or assessments of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority.

“Tax Returns” means returns, reports, claims for refund, declarations, Tax election, estimates, vouchers, statements (including information returns) or other documents, including any schedule, form or attachment thereto or any amendment thereof, with respect to Taxes (including the determination, assessment, reporting, withholding, collection or payment of any Taxes), filed or required to be filed with any Governmental Authority.

“Third-Party Service Provider” means any service provider or any other Person that (i) collects, stores, processes, analyzes or otherwise has access to any patient records or any other PII or confidential information of the Company (a “Third-Party Data Service Provider”), or (ii) provides services related to the development, manufacturing or distribution of products.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger.

The following terms are defined in the section of this Agreement set forth after such term below:

Terms Not Defined in this Section 8.12	Section

Action	Section 3.07
Adverse Recommendation Change	Section 5.02(d)
Agreement	Preamble
Announcement	Section 5.04
Appraisal Shares	Section 2.07(a)
Balance Sheet Date	Section 3.05(c)
Board Recommendation	Section 5.11(d)
Bankruptcy and Equity Exceptions	Section 3.03
Book Entry Share	Section 2.01(c)
Capitalization Date	Section 3.02
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02
Company	Preamble
Company 401(k) Plan	Section 5.08(c)
Company Acquisition Agreement	Section 5.02(d)
Company Board Recommendation	Section 3.03(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company IP	Section 3.13(b)
Company Registrations	Section 3.13
Company SEC Documents	Section 3.05
Company Securities	Section 3.02(b)
Company Termination Fee	Section 7.03(a)(ii)
Confidentiality Agreement	Section 5.05
Continuing Employee	Section 5.08
Contract	Section 3.03(c)
DGCL	Recitals
Effective Time	Section 1.03
Employee/Contractor IP Agreement	Section 3.13(e)

Terms Not Defined in this Section 8.12	Section
Environmental Laws	Section 3.12
Exchange Act	Section 3.04
Exchange Fund	Section 2.02(a)
Filed Company SEC Documents	Article III
Indemnitee	Section 5.06
Interested Party Transaction	Section 3.26
Intervening Event	Section 5.02(j)
Intervening Event Adverse Recommendation Change	Section 5.02(d)
Judgment	Section 3.07
Laws	Section 3.08
Material Contract	Section 3.17(a)
Merger	Recitals
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Outside Date	Section 7.01(b)(i)
Parent	Preamble
Parent 401(k) Plan	Section 5.08(c)
Parent Disclosure Letter	Article IV
Paying Agent	Section 2.02(a)
Permits	Section 3.08
Premium Cap	Section 5.06(d)
Proxy Statement	Section 3.04
Restraints	Section 6.01(c)
Sarbanes-Oxley Act	Section 3.05
Secretary of State	Section 1.03
Securities Act	Section 3.05
Specified Arrangements	Section 5.08(a)
Stockholder Approval	Section 3.21
Stockholders Meeting	Section 5.11(b)
Superior Proposal	Section 5.02(i)
Support Agreement	Recitals
Surviving Corporation	Section 1.01
Takeover Law	Section 3.15(b)
Takeover Proposal	Section 5.02(h)
Transaction Litigation	Section 5.09

SECTION 8.13 Fees and Expenses. Whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in this Agreement.

SECTION 8.14 Performance of Merger Sub. Parent hereby agrees to cause Merger Sub to comply with all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Corporation.

SECTION 8.15 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Parent” and words of similar import refer to documents posted to the Data Room by or on behalf of the Company on or prior to 5:30 pm New York City time on January 6, 2022. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The words “ordinary course of business” shall mean the ordinary course of business consistent with past practice. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument, Law or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, Law or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws or statutes) by succession of comparable successor statutes and any rules, guidelines or regulations promulgated thereunder and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. The parties have participated jointly in the negotiation and drafting of this Agreement. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “day” means calendar day, unless Business Day is expressly specified.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

SECTION 8.16 Liability of Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, the Company, on behalf of itself and its Subsidiaries, agrees it shall not have any rights or claims against any Debt Financing Sources in connection with this Agreement, the Debt Financing (including any Alternative Financing or any other Available Financing) (prior to the Closing) or the Transactions or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, nor shall the Company, its Subsidiaries or any of its direct or indirect stockholders be entitled to specific performance of any commitment letter (including the Debt Commitment Letter) or similar agreement entered into by Parent or any of its Affiliates for any Debt Financing (including any Alternative Financing or any other Available Financings) against the Debt Financing Sources providing such financing; provided, that the foregoing will not limit the rights and obligations of Parent or any of its Affiliates under this Agreement, the Debt Commitment Letter or the definitive debt documents executed in connection with the Debt Financing or other debt financings (including any Alternative Financing, any replacement financing or any offering of debt securities) or any Debt Financing Source’s obligations to Parent or any of its Affiliates under the Debt Commitment Letter or the definitive debt documents executed in connection with such debt financing. Notwithstanding anything in this Agreement to the contrary, each party hereto acknowledges and irrevocably agrees, on behalf of itself and its Subsidiaries, hereby: (i) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Source, arising out of or relating to, this Agreement, the Debt Financing or other debt financings (including any Alternative Financing, any replacement financing or any offering of debt securities) or any of the agreements entered into in connection with the Debt Financing (including the Debt Commitment Letter) or other debt financings (including any Alternative Financing, any replacement financing or any offering of debt securities) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, and such Action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Debt Financing or other debt financings (including any Alternative Financing, any replacement financing or any offering of debt securities) that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of New York)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) agrees not to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing or other debt financings (including any Alternative Financing, any replacement financing or any offering of debt securities) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon a party or its Subsidiaries in any such Action or proceeding shall be effective if notice is given in accordance with Section 8.10, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law all rights of trial by jury in any Action brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing or other debt financings (including any Alternative Financing, any replacement financing or any offering of debt securities) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vi) agrees that no Debt Financing Sources shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature, (vii) and agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, the foregoing agreements in this Section 8.16 and such provisions (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this Section) shall not be amended in any way adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

OWENS & MINOR, INC.

By:	/s/ Jeffrey Jochims
Name: Jeffrey Jochims
Title: Executive Vice President, Chief Operating Officer & President, Medical Distribution

STONEOAK MERGER SUB INC.

By:	/s/ Jeffrey Jochims
Name: Jeffrey Jochims
Title: President

[Signature Page to Merger Agreement]

APRIA, INC.

By:	/s/ Daniel J. Starck
Name: Daniel J. Starck
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit 99.1

OWENS & MINOR, INC. SIGNS DEFINITIVE AGREEMENT TO ACQUIRE APRIA, INC.

Highly Complementary Transaction Expands Patient Direct Offering

Year-One Accretion Across Key Financial Metrics and Free Cash Flow Enhancement

Creates a Leading Platform for Future Growth

RICHMOND, Va. and INDIANAPOLIS —(BUSINESS WIRE) — Jan. 10, 2022— Owens & Minor, Inc. (“Owens & Minor”) (NYSE: OMI) and Apria, Inc. (“Apria”) (Nasdaq: APR) today announced that the companies have entered into a definitive agreement pursuant to which Owens & Minor will acquire Apria for $37.50 in cash per share of common stock , representing an equity value of approximately $1.45 billion.

“I’m very excited about the acquisition of Apria, which will strengthen our total company value proposition. The combination of two complementary businesses in Byram Healthcare and Apria will enable us to better serve the entire patient journey—through the hospital and into the home—ultimately furthering our mission of Empowering Our Customers to Advance Healthcare,” said Edward A. Pesicka, President & Chief Executive Officer of Owens & Minor. “In addition, this transaction diversifies our total company revenue stream by expanding our presence in the higher-growth home healthcare market.”

Pesicka added, “We are impressed by what Apria has built for its customers, and I look forward to welcoming Dan Starck and the Apria team to Owens & Minor upon close.”

“I am energized and enthusiastic to join Owens & Minor,” said Dan Starck, Chief Executive Officer of Apria. “Both companies share cultures fueled by a commitment to customers, patients, teammates and the communities we serve. We look forward to joining together and delivering the highest quality healthcare solutions to our customers.”

Strategic Rationale

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Strengthens total company value proposition, enables us to better serve the entire patient journey and positions Owens & Minor as a leader in the home healthcare market. The transaction builds upon Owens & Minor’s strong capabilities in product manufacturing and healthcare services.

•	Accelerates growth and diversifies revenue base by expanding our presence in the higher-growth home healthcare market.

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Accretive to revenue, adjusted EBITDA, adjusted earnings per share, and enhances our free cash flow generation, enabling Owens & Minor to rapidly deleverage while continuing to invest across the business.

•	Expands our Patient Direct platform with access to over 90 percent of insured healthcare customers in the U.S.

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Broadens our Patient Direct product portfolio by combining our strength in diabetes, ostomy, incontinence, and wound care, with Apria’s product portfolio strength in home respiratory, obstructive sleep apnea, and negative pressure wound therapy. These product portfolios are complementary and do not overlap as many of these products are needed to treat the same and multiple chronic and acute conditions.

•	Increases the attractiveness to Payors, Providers, and Patients due to the broader product portfolio, combined with our scale, geographic footprint, and delivery model.

•	Creates a platform for future growth within this highly fragmented and growing space, with an approximate $50 billion total addressable market.

•	Enables the acceleration of support for our hospital customers seeking to expand into home healthcare delivery.

Transaction Details

Under the terms of the agreement, which was unanimously approved by the Board of Directors of each company, Owens & Minor will acquire Apria for $37.50 in cash per share of common stock, representing an equity value of approximately $1.45 billion, as well as the assumption of debt and cash for a total transaction value of approximately $1.6 billion.

This price per share represents a 26% and 24% premium over Apria’s closing share price on January 7, 2022 and 30-day volume weighted average price, respectively.

The transaction is subject to customary closing conditions, including the Hart Scott Rodino Act and other regulatory approvals and the approval of Apria’s stockholders, and is expected to close during the first half of 2022.

Advisors

Evercore acted as the lead financial advisor and J.P. Morgan Securities LLC acted as financial advisor to Owens & Minor in connection with this acquisition. Owens & Minor’s legal advisor is Kirkland & Ellis LLP.

Goldman Sachs & Co. LLC acted as the lead financial advisor and Citigroup Global Markets Inc. acted as financial advisor to Apria in connection with the acquisition. Apria’s legal advisor is Simpson Thacher & Bartlett LLP.

Conference Call Information

Owens & Minor will host a conference call at 8:00 a.m. EST today to discuss the transaction. Participants may access the call at 877-407-6176. The international dial-in number is 1-201-689-8451. A replay of the call will be available for one week by dialing 877-660-6853 or 1- 201-612-7415. The access code for the conference call, international dial-in and replay is 13726071. A webcast of the event will be available on www.owens-minor.com under the Investor Relations section.

Safe Harbor

This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the SEC’s Fair Disclosure Regulation. This release contains certain ‘‘forward-looking’’ statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “trends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. These statements include, but are not limited to, the statements in this release regarding the proposed transaction and opportunities related thereto, Owens & Minor’s and Apria’s respective expectations with respect to their financial performance and their expectations regarding the performance of their respective businesses. Forward-looking statements involve known and unknown risks and uncertainties that may cause Owens & Minor’s or Apria’s actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements, including the occurrence of any event, change or other circumstances that could give rise to the termination of the agreement relating to the proposed transaction; the inability to complete the proposed transaction due to the failure to obtain approval of Apria’s stockholders for the proposed transaction or the failure to satisfy other conditions to completion of the proposed transaction, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed transaction; risks related to disruption of management’s attention from Owens & Minor’s or Apria’s ongoing business operations due to the proposed transaction; the effect of the announcement of the proposed transaction on Owens & Minor’s or Apria’s relationships with its customers, suppliers and other third parties, as well as it operating results and business generally; the risk that the proposed transaction will not be consummated in a timely manner; exceeding the expected costs of the transaction; and the risk that problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected and the risk that the combined company may be unable to achieve synergies or it may take longer than expected to achieve those synergies. Investors should refer to Owens & Minor’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission (the “SEC”) including the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause Owens & Minor’s actual results to differ materially from its current estimates. These filings are available at www.owens-minor.com. Investors should refer to Apria’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC including the sections captioned “Forward-Looking Information; Risk Factor Summary” and “Item 1A. Risk Factors,” and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause Apria’s actual results to differ materially from its current estimates. These filings are available at www.apria.com. Given these risks and uncertainties, neither Owens & Minor nor Apria can give any assurance that any forward-looking statements will, in fact, transpire and, therefore, cautions investors not to place undue reliance on them. Owens & Minor and Apria specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Additional Information and Where to Find It

In connection with the proposed transaction, Apria will file with the SEC and furnish to Apria’s stockholders a proxy statement and other relevant documents. This filing does not constitute a solicitation of any vote or approval. Stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed transaction or incorporated by reference in the proxy statement because they will contain important information about the proposed transaction.

Investors will be able to obtain free of charge the proxy statement and other documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, the proxy statement and Apria’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, are available free of charge through Apria’s website at www.apria.com. as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

Participants in the Solicitation

The directors, executive officers and certain other members of management and employees of Apria may be deemed “participants” in the solicitation of proxies from stockholders of Apria in favor of the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of Apria in connection with the proposed transaction will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about Apria’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Current Report on Form 8-K filed with the SEC on May 6, 2021.

About Owens & Minor

Owens & Minor, Inc. (NYSE: OMI) is a global healthcare solutions company that incorporates product manufacturing, distribution support and innovative technology services to deliver significant and sustained value across the breadth of the industry – from acute care to patients in their home. Aligned to its Mission of Empowering Our Customers to Advance HealthcareTM, more than 15,000 global teammates serve over 4,000 healthcare industry customers. A vertically-integrated, predominantly Americas-based footprint enables Owens & Minor to reliably supply its self-manufactured surgical and PPE products. This seamless value chain integrates with a portfolio of products representing 1,200 branded suppliers. Operating continuously since 1882 from its headquarters in Richmond, Virginia, Owens & Minor has grown into a FORTUNE 500 company with operations located across North America, Asia, Europe and Latin America. For more information about Owens & Minor, visit owens-minor.com follow @Owens_Minor on Twitter and connect on LinkedIn at www.linkedin.com/company/owens-&-minor.

About Apria

Apria, Inc. (Nasdaq: APR) is a leading provider of integrated home healthcare equipment and related services in the United States. Apria offers a comprehensive range of products and services for in-home care and delivery across three core service lines: (1) home respiratory therapy (including home oxygen and non-invasive ventilation (“NIV”) services); (2) obstructive sleep apnea (“OSA”) treatment (including continuous positive airway pressure (“CPAP”) and bi-level positive airway pressure devices, and patient support services); and (3) negative pressure wound therapy (“NPWT”). Additionally, Apria supplies a wide range of home medical equipment and other products and services to help improve the quality of life for patients with home care needs. Apria’s revenues are generated through fee-for-service and capitation arrangements with third-party healthcare payors, including government and commercial payors (“Payors”) for equipment, supplies, services and other items we rent or sell to patients. Through its offerings, Apria also provides patients with a variety of clinical and administrative support services and related products and supplies, most of which are prescribed by a physician as part of a care plan. Apria is focused on being the industry’s highest-quality provider of home healthcare equipment and related services, while maintaining its commitment to being a low-cost operator. Apria serves over 2 million patients annually and offers a compelling value proposition to patients, providers and Payors by allowing patients to receive necessary care and services in the comfort of their own home, while, at the same time, reducing the costs of treatment. Learn more at www.apria.com.

Investor Contact for Owens & Minor:

Jonathan Leon, SVP, Corporate Treasurer

Investor.Relations@owens-minor.com

Media Contact for Owens & Minor:

Heather Sabharwal, Sr. Manager, Media Relations

media@owens-minor.com

Investor Contact for Apria:

Kevin.Ellich@westwicke.com

Media Contacts for Apria:

Mark.Corbae@westwicke.com

Kyle.Evans@westwicke.com